UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒    Definitive Proxy Statement

☐    Definitive Additional Materials

☐    Soliciting Material Pursuant to Rule 14a-12

GLOBECOMM SYSTEMS INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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GLOBECOMM SYSTEMS INC.

45 Oser Avenue

Hauppauge, New York 11788

Notice of Annual Meeting of Stockholders

November 15, 2012

The Annual Meeting of Stockholders of Globecomm Systems Inc. (the “Company”) will be held at the principal executive offices of the Company, 45 Oser Avenue, Hauppauge, New York 11788 on November 15, 2012, at 10:00 a.m. (Eastern Standard Time) (the “Annual Meeting”) for the following purposes:

(1)	To elect eight directors to serve until the next annual meeting or until their respective successors shall have been elected and qualified;

(2)

To consider and vote on a proposal to amend the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) to increase the number of shares of Common Stock which may be issued under the 2006 Plan and to make certain other revisions thereto as described in the Proxy Statement;

(3)	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending June 30, 2013;

(4)	To conduct an advisory (non-binding) vote on executive compensation as described in the Proxy Statement; and

(5)	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on September 21, 2012 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting between the hours of 9:00 a.m. and 5:00 p.m. at the principal executive office of the Company at the address above.

We are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to stockholders via the Internet. We believe that the e-proxy process expedites stockholders’ receipt of proxy materials and lowers the cost and reduces the environmental impact of our Annual Meeting of stockholders. Accordingly, we have mailed to our stockholders of record and beneficial owners a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access the Proxy Statement and our Annual Report to Stockholders for the fiscal year ended June 30, 2012 (the “Annual Report”) via the Internet and how to vote online. The Notice also contains instructions on how you can receive a paper copy of the proxy materials. If you elect to receive a paper copy of our proxy materials, our Annual Report will be mailed to you along with the Proxy Statement.

The Notice is being mailed to our stockholders beginning on or about October 5, 2012. The attached Proxy Statement is being made available to our stockholders beginning on or about October 5, 2012.

Whether or not you expect to attend the Annual Meeting, your proxy vote is important to the Company. To vote your shares, you can use the Internet or call the toll-free number, in each case as described in the Notice, in the attached Proxy Statement and on your proxy card; or complete, sign and date your proxy card and return your proxy card by mail in the enclosed envelope, which requires no additional postage if mailed in the United States or Canada. You can, of course, vote in person at the Meeting.

By Order of the Board of Directors

Julia Hanft
Secretary

October 5, 2012

IT IS IMPORTANT THAT THE ENCLOSED PROXY CARD

BE COMPLETED AND RETURNED PROMPTLY.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON NOVEMBER 15, 2012: The Company’s Proxy Statement for the Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended June 30, 2012 are available at http://phx.corporate-ir.net/phoenix.zhtml?c=77373&p=proxy.

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Factors Affecting Compensation	36
Tax Deductibility of Executive Compensation	36
Accounting Considerations	37
Proposal 2: Amendments to increase the number of shares that may be issued under the Company’s 2006 Stock Incentive Plan and to make certain other revisions thereto	38
General Description of the 2006 Plan	38
Discretionary Option Grant Program	40
Stock Issuance Program	40
Restricted Stock Unit Program	40
Automatic Stock Issuance Program	40
Other Provisions	41
Federal Income Tax Consequences	41
Proposal 3: Ratification of Appointment of Independent Registered Public Accounting Firm	43
Fees Paid to Independent Registered Public Accounting Firm	43
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm	44
Audit Committee Report	44
Proposal 4: Advisory Vote on Executive Compensation	45
Stockholder Proposals for Next Annual Meeting	46
Other Matters	46
Appendix A: Amended and Restated 2006 Stock Incentive Plan

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GLOBECOMM SYSTEMS INC.

45 Oser Avenue

Hauppauge, New York 11788

PROXY STATEMENT

October 5, 2012

GENERAL INFORMATION

This proxy statement is furnished to stockholders of record of Globecomm Systems Inc. (the “Company,” “we,” “us” or “our”) as of September 21, 2012, in connection with the solicitation of proxies by the board of directors of the Company (the “Board of Directors”) for use at the Annual Meeting of Stockholders to be held at the principal executive office of the Company at 45 Oser Avenue, Hauppauge, New York 11788 on November 15, 2012, at 10:00 a.m. (eastern standard time) (the “Annual Meeting”).

As permitted by the Securities and Exchange Commission rules, the Company is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On or about October 5, 2012, we mailed to our stockholders of record and beneficial owners as of the close of business on September 21, 2012 a Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access this proxy statement and our Annual Report to Stockholders for the fiscal year ended June 30, 2012 (the “Annual Report”), online. If you received the Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received the Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

The mailing address of the principal executive office of the Company is 45 Oser Avenue, Hauppauge, New York 11788.

Stockholders Entitled to Vote

The Company has only one class of voting securities outstanding, its common stock, par value $0.001 per share (the “Common Stock”). All stockholders of record at the close of business on September 21, 2012 are entitled to vote at the Annual Meeting. At the close of business on September 21, 2012, a total of 23,269,942 shares of Common Stock were outstanding. Each record holder of shares of Common Stock is entitled to one vote per share. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and for a period of ten days prior to the Annual Meeting between 9:00 a.m. and 5:00 p.m. at the principal executive offices of the Company at the address specified above. Each share is entitled to one vote on all matters that properly come before the Annual Meeting.

Voting Procedures

If you are the record holder of your shares, you can vote in person at the Annual Meeting or by proxy in one of the following three ways:

1.	Vote by Mail: If you received your proxy materials by mail, you can vote by mail by completing, signing, dating and mailing the enclosed proxy card in the postage-paid envelope.

2.	Vote by Telephone: Call the toll-free number 1-800-690-6903. You will need to provide the control number printed on your proxy card, and follow the instructions on your card and the voice prompts.

3.	Vote over the Internet: Go to the website www.proxyvote.com. You will need to provide the control number printed on your proxy card, and follow the instructions on your card and the website.

If you vote by telephone or over the Internet, do not return your proxy card.

If you are not the record holder of your shares (i.e., they are held in “street” name by a broker, bank or other nominee), you will receive instructions from the record holder asking you how you wish to vote. Telephone and Internet voting will be offered by most brokers and banks. Please refer to the proxy card and other information provided by the record holder to see which voting options are available to you. If you wish to vote your shares in person at the Annual Meeting, you must first obtain a proxy issued in your name from the record holder.

Voting of Proxies

All valid proxies received prior to the Annual Meeting will be voted in accordance with the instructions specified by the stockholder. If a proxy card is returned without instructions, the persons named as proxy holders on your proxy card will vote in accordance with the recommendations of the Board of Directors, which are as follows:

•	FOR election of the nominated directors (Proposal 1);

•	FOR the amendments to increase the number of shares that may be issued under the Company’s 2006 Stock Incentive Plan (the “2006 Plan”) and to make certain other revisions thereto (Proposal 2);

•	FOR ratification of Ernst & Young LLP, as independent registered public accounting firm of the Company (Proposal 3);

•	FOR an advisory (non-binding) vote approving the executive compensation of the Company’s named executive officers (Proposal 4).

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Changing Your Vote

A proxy may be revoked at any time prior to its being voted by delivering written notice to the Secretary of the Company, by delivering a properly executed later-dated proxy (including by telephone or over the Internet), or by voting in person at the Annual Meeting.

Quorum

The presence, in person or by proxy, of the stockholders of a majority of the shares entitled to vote at the Annual Meeting constitutes a quorum for the transaction of business.

Vote Required

Assuming a quorum is present:

Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting.

The proposal to increase the number of shares that may be issued under the Company’s 2006 Plan and to make certain other revisions thereto requires an affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

The proposal to ratify the appointment of Ernst & Young LLP, as independent registered public accounting firm of the Company, requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

The proposal for an advisory (non-binding) vote approving the executive compensation of the Company’s named executive officers requires the affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting.

Effect of Abstentions

If you vote “abstain” (rather than vote “for” or “against”) with respect to a proposal, your shares will count as present for purposes of determining whether a quorum is present but not for the purposes of determining the number of votes cast with respect to a particular proposal.

Effect of Broker Non-Votes

Depending on the proposal, your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms, which are members of the New York Stock Exchange (the “NYSE”), have the authority under the NYSE rules to cast votes on certain “routine” matters if they do not receive instructions from their customers. The proposal to ratify the appointment of the independent registered public accounting firm (Proposal 3) is considered a “routine” matter for which brokerage firms may vote shares without receiving voting instructions. Brokerage firms do not have authority under the NYSE rules to vote on non-routine matters. The election of directors (Proposal 1), the amendment to increase the number of shares that may be issued under the Company’s 2006 Plan and to make certain other revisions thereto (Proposal 2) and the advisory (non-binding) vote on executive compensation (Proposal 4) are non-routine matters. If you do not provide the brokerage firm with voting instructions on these proposals, your shares will not be voted on and are called “broker non-votes.” If any broker non-votes occur at the Annual Meeting with respect to your shares, the broker non-votes will count for purposes of determining whether a quorum is present but not for purposes of determining the number of votes cast with respect to a particular proposal.

Cost of Solicitation of Proxies

Proxies are being solicited by the Company’s Board of Directors. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement and the accompanying Annual Report, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company’s Common Stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company may solicit proxies in person or by telephone or telegraph.

In addition, Alliance Advisors LLC (“Alliance”) has been retained by the Company to assist in the solicitation of proxies. The Company has agreed to pay Alliance $12,000 and to reimburse Alliance for its reasonable out-of-pocket expenses and variable fees in connection with such services. The Company may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses incurred in forwarding solicitation materials to the beneficial owners of shares held of record by such persons.

Where You Can Find More Information

If you have any questions concerning this proxy statement, would like to request additional copies of this Proxy Statement or need help voting your shares, please contact our proxy solicitor:

Alliance Advisors LLC

200 Broadacres Drive 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll Free: (877) 777-4652

Banks and Brokers Call Collect: (973) 873-7700

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors has nominated for election to the Board of Directors the eight persons named below to serve until the next annual meeting of stockholders or until their successors have been elected and qualified.

The number of directors who currently serve on the Board of Directors is eight. Each of the current directors has been nominated for, and has agreed to stand for, re-election. The Board of Directors may fill any current or future vacancy upon identification of a qualified candidate.

The Board of Directors recommends that you vote in favor of the election of each of the nominees named below as directors of the Company to serve until the next annual meeting of stockholders, and the persons named as proxies in the enclosed proxy will vote the proxies received by them for the election of each of the nominees unless otherwise specified on those proxies. All of the nominees have indicated a willingness to serve as directors, but if any nominee becomes unavailable to serve before the election, the shares represented by valid proxies will be voted in favor of the remaining nominees unless the Board of Directors nominates a substitute, in which case the proxies may be voted for the substitute.

The name, age, business experience, director qualifications and certain other information regarding each of the nominees for director are set forth on the following pages.

Director Nominee	Age	Position with the Company	Director Since
David E. Hershberg	75	Chairman and Chief Executive Officer	1994
Keith A. Hall	43	President and Chief Operating Officer	2009
Richard E. Caruso	66	Director(1)(2)(3)(5)	2000
Harry L. Hutcherson, Jr.	70	Director(1)(4)(5)	2003
Brian T. Maloney	58	Director(1)(2)(3)(4)(5)	2002
Jack A. Shaw	73	Director(2)(3)(4)(5)	2004
A. Robert Towbin	77	Director(5)	1997
C. J. Waylan	71	Director(1)(2)(3)(4)(5)	1997

(1)	Member of Audit Committee.

(2)	Member of Compensation Committee.

(3)	Member of Nominating and Corporate Governance Committee.

(4)	Member of Strategy Committee.

(5)	The Board of Directors has determined, based on written inquiries, that these directors are independent as defined in Section 5605(a)(2) of the NASDAQ Stock Market Rules.

David E. Hershberg founded the Company in 1994 and has been its Chief Executive Officer and Chairman of the Board of Directors since its inception. In addition, Mr. Hershberg was President of the Company from September 2008 to June 2009. From 1976 to 1994, Mr. Hershberg was the President of Satellite Transmission Systems, Inc. (“STS”), a provider of satellite ground segment systems and networks, which he founded and which became a subsidiary of California Microwave, Inc. (“CMI”), and is currently part of Narda Satellite

Networks, a subsidiary of L3 Communications Corporation. From 1990 to 1994, Mr. Hershberg also served as Group President of the Satellite Communications Group of CMI, where he also had responsibility for EFData, Inc., a manufacturer of satellite communications modems, and for Viasat Technology Corp., a manufacturer of communications systems that specialized in portable and mobile satellite communications equipment. Mr. Hershberg was a director of Primus Telecommunications Group, Inc. (“Primus”) from 1995 to 2009. Mr. Hershberg holds a B.S. in Electrical Engineering from Rensselaer Polytechnic Institute, an M.S. in Electrical Engineering from Columbia University and an M.S. in Management Science from Stevens Institute of Technology.

Mr. Hershberg brings to the Board of Directors over 50 years of experience in the satellite communications industry. As the founder of the Company, he adds in-depth knowledge, strong leadership capabilities, strategic planning and mergers and acquisitions experience, an understanding of a broad range of technologies and operating expertise. He has founded or was responsible for several satellite communication companies becoming successful. During his 18 years as President and Chief Executive Officer of STS, the company became the global leader and premier company in the field of satellite communications ground station systems. Mr. Hershberg’s prior experience on the Primus board of directors provides the Company with in-depth knowledge on proper board oversight, including valuable perspectives and insights from his prior service on the Primus compensation committee. As an industry pioneer, he serves on numerous industry panels and speaks at many satellite communication conferences.

Keith A. Hall has been President and Chief Operating Officer and a director of the Company since July 2009. From June 2008 to June 2009, Mr. Hall served as Senior Vice President and General Manager of Globecomm Network Services and from 2003 to June 2008, he served as Vice President and General Manager of Globecomm Network Services Corporation. Mr. Hall served as Senior Director of Project Management of Globecomm Network Services Corporation from 2000 to 2003. From 1996 to 1999, Mr. Hall was employed by Globecomm Systems as a Senior Project Engineer. From 1992 to 1996, Mr. Hall was employed by STS as a Systems Engineer. Mr. Hall holds a B.S.E.E. from Auburn University and an M.B.A. from Dowling College.

As President and Chief Operating Officer of the Company, Mr. Hall brings to the Board of Directors business leadership, strategic planning and acquisition and operating experience. With over 20 years of knowledge of the satellite communications industry and his prior role serving as the Company’s Senior Vice President and General Manager of the Company’s Network Services, he has extensive experience in growing the services portion of the Company’s business.

Richard E. Caruso has been a senior executive in the telecommunications and consulting industries. Since 2010 he has been at GlobalLogic, a research and development services company. He is currently the General Manager of the Communications Business Unit of GlobalLogic. During 2008, Mr. Caruso served as Managing Director, Communications Industry of Tata Consulting Services, an information technology consulting and outsourcing company. From 2004 to 2007, Mr. Caruso was Managing Director, Technology, Communications & Media Industries of BearingPoint, Inc., a provider of business consulting, systems integration and managed services. From 2001 to 2003, Mr. Caruso was a Senior Partner at TechLeaders Consulting, LLC, an information technology consulting company. From 1999 to 2001, Mr. Caruso served as President of Hosting Solutions and Storage Networking at Nortel Networks Corporation, a global supplier of networking solutions and services. From 1994 to 1999, Mr. Caruso served as Vice President and General Manager of Global Solutions for IBM’s Communications Sector. From 1983 to 1994, Mr. Caruso held various senior executive positions with Bellcore/Telcordia, including Corporate Vice President of Technology and Industry Markets. From 1969 to 1983, Mr. Caruso held various positions at AT&T Bell Labs, most recently Executive Director of the Network Provisioning Systems Lab. Mr. Caruso holds a B.S. in Industrial Engineering from Rutgers University and an M.S. in Industrial Engineering from the New Jersey Institute of Technology.

Mr. Caruso’s current role at GlobalLogic brings to the Board of Directors business leadership, strategic planning and a market perspective. His past experience at IBM, along with other senior management positions previously held at Bellcore/Telcordia and Nortel Networks, have given him extensive experience in the communications and information technology industries. This technology experience contributes to the Board of Directors’ understanding of the impact of changing technology on the Company’s business. Mr. Caruso also provides a global business perspective, based on his leadership at IBM. He currently serves as a member of the Company’s Audit and Nominating and Corporate Governance Committees and is the Chairperson of the Company’s Compensation Committee.

Harry L. Hutcherson, Jr. has been affiliated with Navigant Consulting, Inc. (formerly, Peterson Consulting) as an independent contract consultant providing financial analytical and business consulting on various large projects since 1992. From 1977 through 1992, Mr. Hutcherson was an audit partner of Arthur Andersen LLP. Mr. Hutcherson is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants, the Greater Washington Society of Certified Public Accountants and the Virginia State Society of Certified Public Accountants. Mr. Hutcherson holds a B.S. in Accounting from the University of Richmond.

Mr. Hutcherson brings financial expertise to the Board of Directors as a former senior partner at a major international accounting firm. With his financial analytical and business consulting experience, he also brings significant management expertise to the Board of Directors. Mr. Hutcherson was nominated to serve as a director on the Company’s Board of Directors due to his extensive experience in business, finance, accounting and auditing, SEC reporting, public company management and mergers and acquisitions. Additionally, he provides the Board of Directors with consulting on risk management and fraud controls. He currently serves as the Chairperson and financial expert of the Company’s Audit Committee, and is a member of the Company’s Strategy Committee.

Brian T. Maloney is currently an independent consultant in the technology and telecommunications industries. Mr. Maloney served as Chief Executive Officer of Ygomi LLC, a private equity firm, from October 2008 through October 2009. From May 2006 to January 2008, Mr. Maloney was President of Global Industries at Unisys Corporation, a worldwide information technology consulting services and solutions company. Prior to joining Unisys Corporation, Mr. Maloney was an independent consultant in the telecommunications industry from January 2005 to April 2006. From 2002 to September 2004, Mr. Maloney served as Chief Operating Officer for Perot Systems Corporation. From 1978 to 2002, Mr. Maloney held various positions with AT&T, most recently as Senior Vice President of AT&T, and as President and Chief Executive Officer of AT&T Solutions. Mr. Maloney received a B.S. in English from Hunter College and an M.A. in English from Columbia University.

As a former president and chief executive officer of AT&T Solutions, Mr. Maloney brings to the Board of Directors business leadership, strategic planning, human resources and operating experience from a large diversified company. Based on his past experiences at AT&T Solutions and as an independent consultant in the technology and telecommunications sector, he has extensive experience in the communications industry. Mr. Maloney also provides a global business perspective, based on his leadership role in global business operations at Unisys Corporation. Mr. Maloney’s recent role at a private equity firm provides the Board of Directors with capital markets, mergers and acquisitions and corporate finance expertise. He currently serves as a member of the Company’s Audit, Compensation and Strategy Committees and is Chairperson of the Company’s Nominating and Corporate Governance Committee.

Jack A. Shaw is currently retired. He held various positions at Hughes Electronics Corporation (“Hughes”) from 1998 to December 2003, most recently as its President and Chief Executive Officer and as a member of its board of directors. From 1998 to 2001, Mr. Shaw served as Senior Executive Vice President of Hughes.

Mr. Shaw is currently a director of Sirius XM Radio Inc. (“Sirius XM”) and is a senior member of the Institute of Electrical and Electronics Engineers. He is also on the Board of Trustees of Trine University. Mr. Shaw holds a B.S. in Electrical Engineering from Purdue University.

As a former president and chief executive officer of Hughes, Mr. Shaw brings to the Board of Directors business leadership and strategic planning, mergers and acquisitions and international operating experience. With his past experience at Hughes, and as a current director of Sirius XM, a large satellite radio company and a publicly-traded company, he has extensive experience in the satellite communications industry. His current role on the Sirius XM board of directors provides the Company with in-depth knowledge on proper board oversight, as well as valuable perspectives and insights from his service on their nominating and corporate governance and compensation committees. He currently serves as a member of the Company’s Compensation, Nominating and Corporate Governance and Strategy Committees.

A. Robert Towbin has been the Executive Vice President of Stephens Inc. since 2006, prior to which he served as a managing Director from December 2001 to 2005. Mr. Towbin is a Director of Intertrust Technologies, a private company owned by Sony, Phillips and Stephens, Inc. From 2000 to 2001, he was Co-Chairman of C.E. Unterberg, Towbin Co. and from 1995 to 1999 was Senior Managing Director of C.E. Unterberg, Towbin. From 1994 to 1996, Mr. Towbin was President and Chief Executive Officer of the Russian-American Enterprise Fund, a U.S. government-owned investment fund, and later, Vice Chairman of its successor fund, the U.S. Russia Investment Fund. Mr. Towbin was a Managing Director of Lehman Brothers and Co-Head of High Technology Investment Banking from 1987 to 1994. From 1959 to 1987, Mr. Towbin was Vice Chairman and a Director of L.F. Rothschild, Unterberg, Towbin Holdings Inc. and its predecessor companies. Mr. Towbin served on the board of directors of the following public companies: Anken Chemical Corp., AVX Corporation, Bradley Real Estate, Convergent Technology, Empire Airlines, Gerber Scientific, Inc., Graphic Controls Corp., Kyocera, J. Rothschild Holdings, PLC, North Fork Bancorporation, Inc., Plessey, Inc. and Pulte Homes Corp. Mr. Towbin holds a B.A. from Dartmouth College.

With over 50 years of experience in investment banking, Mr. Towbin brings to the Board of Directors relevant experience in the areas of capital markets, finance, executive leadership and mergers and acquisitions and broad international business exposure. Mr. Towbin’s prior experience on the board of directors of a number of other public companies provides the Company with in-depth knowledge on proper board oversight. With over 15 years of service, he also provides continuity to the Board of Directors.

C. J. Waylan is a retired executive from the telecommunication and satellite communications industries. Dr. Waylan served as Executive Vice President for GTE Mobilnet and President of GTE Spacenet Corporation (collectively, “GTE”) until his retirement in 1996. From 1996 to 1997, he was Executive Vice President of NextWave Telecom, Inc., a start-up provider of wireless communications and from 1997 to 2006, he was President and Chief Executive Officer of CCI International, NV, a mobile satellite communications company. Dr. Waylan was a member of the board of directors of Radyne Corporation (“Radyne”) from 2000 to 2008 and served as Chairman of the board for the last two years. He was also a director of CCI International, NV from 1997 to 2006. He holds a B.S. from the University of Kansas as well as an M.S. in Electrical Engineering and a Ph.D. from the Naval Postgraduate School.

Based on Dr. Waylan’s prior executive officer roles at GTE, he brings to the Board of Directors industry experience, business leadership, strategic planning, human resources and mergers and acquisitions and operating experience. As a former Chairman of the board of directors of Radyne, a publicly-traded company, Dr. Waylan brings to the Board of Directors relevant experience in the areas of operations, management, finance, executive leadership, strategic planning and corporate governance. He also brings to the Board of Directors valuable perspectives and insights from his prior service on Radyne’s corporate governance and nominating committee and compensation committee. With over 15 years of service, he also provides continuity to the Board of Directors. He currently serves as a member of the Company’s Audit, Compensation and Nominating and Corporate Governance Committees, and is the Chairperson of the Company’s Strategy Committee.

The Board of Directors recommends a vote “FOR” each of the eight nominees.

Information About the Board of Directors and Committees

Risk Oversight. Our Board of Directors as a whole is responsible for overseeing the Company’s risk management process. The Board of Directors focuses on the Company’s general risk management strategy and the most significant risks facing the Company, and seeks to ensure that appropriate risk mitigation strategies are implemented by management. The Board of Directors has principally delegated responsibility for the management of the Company’s risk management process to the Audit Committee.

Among other duties, the Audit Committee reviews with management (a) Company processes with respect to risk assessment and management of risks that may be material to the Company, (b) the Company’s system of disclosure controls and system of internal controls over financial reporting and (c) the Company’s compliance with legal and regulatory requirements, including its disclosure of the material risks associated with the Company and its industry. All committees report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level risk. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and receives information relating to material Company risks from management and from the Company’s contracts and finance departments.

Leadership Structure. The Board of Directors and the Nominating and Corporate Governance Committee frequently review the Company’s corporate governance practices. The positions of Chairman and Chief Executive Officer are currently combined at the Company. The Board of Directors recently reviewed this structure and determined that the current structure is appropriate because the size of the Board of Directors permits regular communication among all of the independent directors, and between the independent directors and the Company’s senior management. This structure allows for information to flow to the independent directors so that they can provide meaningful input during deliberations.

Further, the Board of Directors believes that Mr. Hershberg’s service as both Chairman of the Board and Chief Executive Officer is in the best interests of the Company and its stockholders. Mr. Hershberg possesses the skills, experience and maturity in the positions, along with in-depth knowledge of the issues, opportunities and challenges facing the Company and its businesses, and is thus best positioned to develop agendas that ensure that the Board of Directors’ time and attention are focused on the matters that are most critical to the Company and its stockholders. The combined role has produced decisive leadership, helps ensure clear accountability and enhances the Company’s ability to communicate its message and strategy clearly and consistently to the Company’s stockholders, employees, customers and suppliers, each of which the Board of Directors believes makes the Company more effective.

In light of the Board of Directors’ current determination to continue to combine the positions of Chairman and Chief Executive Officer, the Nominating and Corporate Governance Committee and the Board of Directors also discussed the potential merits of adding a lead independent director position. However, the Nominating and Corporate Governance Committee and the Board of Directors determined that such a role was not needed at this time as communication among board members and management is frequent and open and that such additional position may in fact hinder such open communication. Nonetheless, the Nominating and Corporate Governance Committee and the Board of Directors will continue to review the structure of the Chairman and Chief Executive Officer positions and the potential merits of a lead independent director position and will maintain a structure that it believes is in the best interests of the Company and its stockholders.

Committees of the Board of Directors. The Board of Directors currently has a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Strategy Committee. Each member of the Audit, Compensation, Nominating and Corporate Governance and Strategy Committees is an independent director as defined in Section 5605(a)(2) of the NASDAQ Stock Market Rules. The current membership for each committee is as follows:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Strategy Committee
Harry L. Hutcherson, Jr. (Chairperson)	Richard E. Caruso (Chairperson)	Brian T. Maloney (Chairperson)	C. J. Waylan (Chairperson)
Richard E. Caruso	Brian T. Maloney	Richard E. Caruso	Harry L. Hutcherson, Jr.
Brian T. Maloney	Jack A. Shaw	Jack A. Shaw	Brian T. Maloney
C. J. Waylan	C. J. Waylan	C. J. Waylan	Jack A. Shaw

Audit Committee. The Audit Committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company’s independent registered public accounting firm, the scope of the annual audits, the fees to be paid to the independent registered public accounting firm, the performance of the Company’s independent registered public accounting firm and the accounting practices of the Company. The Audit Committee also serves as the Board of Directors’ Qualified Legal Compliance Committee within the meaning of Section 307 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Board of Directors has determined that Mr. Hutcherson is qualified as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of the Securities and Exchange Commission (“SEC”) Regulation S-K. The Board of Directors has determined that Mr. Hutcherson is independent, as defined in Section 5605(a)(2) of the NASDAQ Stock Market Rules. The Audit Committee held seven meetings during fiscal 2012.

Additionally, the Audit Committee reviews and approves all related party transactions required to be disclosed pursuant to the rules of the SEC. See “Compensation Discussion and Analysis—Approval of Related Party Transactions” below.

Compensation Committee. The Compensation Committee makes recommendations to the Board of Directors in order to determine the salaries and incentive compensation of the executive officers and directors of the Company. The Compensation Committee also administers various incentive compensation and stock and benefit plans, including awards to directors and executive officers. The Compensation Committee held five meetings during fiscal 2012.

In carrying out the purposes and authorities set forth in its charter, the Compensation Committee, among other matters:

•	reviews and approves on an annual basis the corporate goals and objectives with respect to the compensation for the Company’s Chief Executive Officer and other executive officers;

•

develops and periodically assesses the Compensation Committee’s policies applicable to the Company’s executive officers and directors, including the relationship of corporate performance to executive compensation;

•

administers equity-based incentive awards under the Company’s stock and incentive compensation plans, including any performance criteria relating to the plans or awards, and otherwise assists the Board of Directors in administering awards under these plans;

•	reviews the Company’s stock and incentive compensation plans and recommends changes in such plans to the Board of Directors, as needed;

•	reviews and approves significant employment agreements, arrangements or transactions with executive officers, including any arrangements having any compensatory effect or purpose;

•	reviews and recommends to the Board of Directors appropriate director compensation programs for service as directors, committee chairs and committee members;

•	reviews and discusses with the Company’s management the Compensation Discussion & Analysis and prepares and approves the Compensation Committee Report for inclusion in the proxy statement; and

•	reviews and discusses with the Company’s management the say on pay and say on frequency disclosure in the proxy statement.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for searching for, and recommending to, the Board of Directors potential nominees for director positions, making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees, monitoring the Board of Directors’ effectiveness and developing and implementing the Company’s corporate governance procedures and policies. The Nominating and Corporate Governance Committee held six meetings during fiscal 2012.

In selecting candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. The Board of Directors is of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Directors’ ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the Nominating and Corporate Governance Committee’s criteria for membership on the Board of Directors and whom the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors.

If there are positions on the Board of Directors for which the Nominating and Corporate Governance Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will solicit recommendations for nominees from persons whom the Nominating and Corporate Governance Committee believes are likely to be familiar with qualified candidates, including members of the Board of Directors and senior management of the Company. The Nominating and Corporate Governance Committee may also engage a search firm to assist in the identification of qualified candidates.

The Nominating and Corporate Governance Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account all available information concerning the candidate, the existing composition and mix of talent and expertise on the Board of Directors and other factors that it deems relevant. In conducting its review and evaluation, the Nominating and Corporate Governance Committee may solicit the views of management and other members of the Board of Directors and may, if deemed helpful, conduct interviews of proposed candidates. The Nominating and Corporate Governance Committee requires that all candidates for the Board of Directors be of the highest personal and professional integrity and have demonstrated exceptional ability and judgment. The Nominating and Corporate Governance Committee will consider whether such candidate will be effective, in conjunction with the other members of the Board of Directors, in collectively serving the long-term interests of the Company’s stockholders. In addition, the Nominating and Corporate Governance Committee requires that all candidates have no interests that materially conflict with those of the Company and its stockholders, have meaningful management, advisory or policy making experience, have a general appreciation of the major business issues facing the Company and have adequate time to devote to service on the Board of Directors.

The Nominating and Corporate Governance Committee, in evaluating and recommending individuals to the Board of Directors for nomination as directors, and the Board of Directors, in approving director nominees, consider, among other factors, the perceived needs of the Board of Directors and the Company at that point in time. As part of the Nominating and Corporate Governance Committee’s process (in consultation with the Board of Directors) of determining the appropriate characteristics, skills and experience required for individual directors, the Nominating and Corporate Governance Committee analyzes the abilities and business experience of each nominee in order to ensure that the Board of Directors is comprised of members with a diverse range of skills and experience; however, the Board of Directors does not have a formal policy with regard to diversity in identifying director nominees. The Company also requires that a majority of its directors be independent, that at least three of the directors have the financial literacy necessary for service on the Audit Committee and that at least one of these directors qualifies as an audit committee financial expert in accordance with rules promulgated by the SEC and NASDAQ.

Director independence is determined in accordance with the applicable NASDAQ listing standards as in effect from time to time. Directors who are also Company employees are not considered to be independent for this purpose. For a non-employee director to be considered independent, he or she must not have any direct or indirect material relationship with the Company. A material relationship is one which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In determining whether a material relationship exists, the Board of Directors considers the circumstances of any direct compensation received by a director or a member of a director’s immediate family from the Company; any professional relationship between a director or a member of a director’s immediate family and the Company’s independent registered public accounting firm; any participation by a Company executive officer in the compensation decisions of other companies employing a director or a member of a director’s immediate family as an executive officer; and commercial relationships between the Company and other entities with which a director is affiliated (as an executive officer, partner or controlling shareholder).

Consistent with these considerations, the Board of Directors has determined that each of Messrs. Caruso, Hutherson, Maloney, Shaw, Towbin and Waylan qualify as independent directors and none has a business or other relationship that would interfere with the director’s exercise of independent judgment.

The Nominating and Corporate Governance Committee will consider stockholder recommendations for candidates for the Board of Directors if such recommendations are received in writing by the Nominating and Corporate Governance Committee by the due date for stockholder proposals as indicated in the Company’s proxy statement for the previous fiscal year. Such candidates will be considered using the same criteria as for other candidates, except that the Nominating and Corporate Governance Committee may consider, as one of the factors in its evaluation of stockholder recommended candidates, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. A stockholder seeking to recommend a prospective nominee for the Nominating and Corporate Governance Committee’s consideration should submit the candidate’s name and qualifications in writing no earlier than May 8, 2013 and no later than June 7, 2013 to the Nominating and Corporate Governance Committee at the following address: Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, NY 11788, Attention: Nominating and Corporate Governance Committee.

Strategy Committee. The Strategy Committee evaluates the Company’s proposed acquisitions and any proposals made by third parties regarding strategic transactions relating to the Company and reviews with management the development and implementation of strategic business plans. The Strategy Committee held five meetings during fiscal 2012.

In carrying out the purposes and authorities set forth in its charter, the Strategy Committee, among other matters:

•	reviews with management the development and implementation of strategic business plans;

•	reviews with management and recommends to the Board of Directors, among other things, the Company’s long-term business objective, strategic business plans and acquisition strategies;

•

reviews with management any potential strategic transaction (and the integration plan and implementation milestones for such strategic transaction) and how such strategic transaction fits within the Company’s strategic business plan and acquisition strategy;

•	reviews with the Board the Strategy Committee’s recommendations with respect to any strategic transaction, including the relevant terms thereof;

•

provides the Board of Directors with such additional information and materials as it may deem necessary to make the Board of Directors aware of any issues relating to any potential strategic transaction that requires the attention of the Board of Directors;

•	after any strategic transaction, reviews with management the integration of the acquired business and whether the strategic transaction met the Company’s strategic business plans and objectives; and

•	has full access to management as necessary to carry out its responsibilities.

Committee Charters. The Company’s Board of Directors has adopted charters for the Audit, Compensation, Nominating and Corporate Governance and Strategy Committees. Each committee reviews its charter for adequacy on an annual basis. These charters are available on the Company’s website at www.globecomm.com under Governance. To access, choose the Investor tab, then select Governance from the list under General Information.

Compensation Committee Interlocks and Insider Participation. None of the individuals on the Compensation Committee has ever been an officer or employee of the Company nor have they had any relationship with the Company that requires disclosure in this proxy statement. In addition, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers serves as director or member of the Compensation Committee of the Company.

Communications with the Board of Directors. Stockholders and other interested parties may communicate with the Board of Directors, the non-management directors as a group, any committee of the Board of Directors or any individual member of the Board of Directors, including the Chairperson of the Nominating and Corporate Governance Committee, by either writing the Company’s Corporate Secretary at 45 Oser Avenue, Hauppauge, New York 11788 or electronically mailing the Company’s Corporate Secretary at corpsecretary@globecomm.com. All communications will be reviewed by the Company’s Corporate Secretary, who will then forward such communications or a summary thereof to the appropriate director(s). Any communication related to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairperson of the Audit Committee.

Attendance at Board of Director and Committee Meetings. During fiscal 2012, the Board of Directors held five regular meetings and four meetings of the independent directors. Directors are expected to attend all scheduled Board of Directors and committee meetings and in no event less than 75% of such meetings annually. In fiscal 2012, all directors attended 75% or more of the (i) meetings of the Board of Directors and (ii) meetings of the Board of Directors committees on which they served. The independent directors are required to have at least one regularly scheduled meeting a year without management present; in fiscal 2012 the independent directors held four meetings. All of the directors attended the Company’s 2011 annual meeting of stockholders.

Code of Ethics and Business Conduct. The Company has adopted a Code of Ethics and Business Conduct, which applies to all employees of the Company, including its principal executive officer, principal financial officer, and corporate controller.

A copy of the Code of Ethics and Business Conduct is available on the Company’s website at www.globecomm.com under the Investor tab; select General Information from the list and then choose Governance. The Company will disclose on its website at www.globecomm.com, in accordance with all applicable laws and regulations, amendments to, or waivers from, the Code of Ethics and Business Conduct.

Directors’ Compensation

The compensation program for non-employee directors consists of cash retainers, committee fees, meeting fees and restricted stock awards.

From July 1, 2011 through June 30, 2012, those fees consisted of the following:

•

Retainer per director for service on the Board of Directors: $40,000 per year (each director also receives a payment of $1,500 or $750 for each in-person or telephonic meeting, respectively, which is held in addition to the scheduled quarterly meetings of the Board of Directors);

•	Audit Committee member: $10,000 per year;

•	Audit Committee Chairperson: $18,000 per year;

•	Compensation Committee member: $4,000 per year;

•	Compensation Committee Chairperson: $6,000 per year;

•	Nominating and Corporate Governance Committee member: $3,000 per year;

•	Nominating and Corporate Governance Committee Chairperson: $6,000 per year;

•	Strategy Committee member: $3,000 per year; and

•	Strategy Committee Chairperson: $6,000 per year.

Non-employee directors on the Nominating and Corporate Governance Committee, Strategy Committee and who attend independent directors meetings also receive a payment of $1,500 or $750 for each in-person or telephonic meeting, respectively, which is not held at the scheduled quarterly meetings of the Board of Directors.

These non-employee directors are also reimbursed for certain expenses incurred in connection with attendance at meetings of the Board of Directors. Directors who are also employees of the Company do not receive any compensation for their service as directors.

During fiscal 2012, Messrs. Caruso, Hutcherson, Maloney, Shaw and Towbin and Dr. Waylan were each granted 2,200 shares of restricted stock for their service on the Board of Directors in lieu of the Automatic Option Grant Program of the Company’s 2006 Plan under which they would have each been granted options to purchase 5,000 shares of Common Stock.

As plan administrator of the 2006 Plan, the Compensation Committee may, in its discretion, grant stock from time to time to non-employee members of the Board of Directors under the stock issuance program of the 2006 Plan and grant options from time to time to non-employee members of the Board of Directors under the discretionary option grant program of the 2006 Plan. The basis for such grants is the Compensation Committee’s assessment of each director’s contributions to the Company over the course of the year, as well as the competitiveness of the Company’s overall director compensation compared to similar companies in the market.

Directors’ Compensation in Fiscal 2012

Name of Director (a)	Fees Earned or Paid in Cash(1) ($) (b)	Option Awards ($) (c)	Stock Awards(2) ($) (d)	Total ($) (e)
David E. Hershberg(3)	—	—	—	—
Keith A. Hall(3)	—	—	—	—
Richard E. Caruso	63,500	—	29,700	93,200
Harry L. Hutcherson, Jr.	70,750	—	29,700	100,450
Brian T. Maloney	72,000	—	29,700	101,700
Jack A. Shaw	59,000	—	29,700	88,700
A. Robert Towbin	41,500	—	29,700	71,200
C. J. Waylan	72,000	—	29,700	101,700

(1)

Reflects cash retainers, committee fees and meeting fees earned by non-employee directors for services provided during fiscal 2012. The director fees are paid on a quarterly basis. The table below shows a breakdown of the fees for fiscal 2012.

(2)

Reflects the aggregate grant date fair market value for each director’s grant of restricted stock in the fiscal year, determined in accordance with the Financial Accounting Standards Board ASC Topic 718. The stock awards are based on the closing price of the Company’s common stock of $13.50 on the Nasdaq Global

Market on November 17, 2011 (the date on which the stock was awarded). The assumptions used in the valuation are discussed in Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2012. There were no option awards granted to non-employee directors during fiscal 2012.

(3)	Is an employee director and, therefore, does not receive compensation for service on the Board of Directors.

The following table details the cash retainers, committee fees and meeting fees earned by non-employee directors for services provided during fiscal 2012:

Name of Director	Board of Directors Fee(1) ($)	Audit Committee Fee(2) ($)	Compensation Committee Fee ($)	Nominating and Corporate Governance Fee(3) ($)	Strategy Committee Fee(4) ($)	Total ($)
Richard E. Caruso	42,250	10,000	6,000	5,250	—	63,500
Harry L. Hutcherson, Jr.	43,750	19,500	—	1,500	6,000	70,750
Brian T. Maloney	43,750	10,000	4,000	8,250	6,000	72,000
Jack A. Shaw	43,750	—	4,000	5,250	6,000	59,000
A. Robert Towbin	41,500	—	—	—	—	41,500
C. J. Waylan	43,750	10,000	4,000	5,250	9,000	72,000

(1)

There were two telephonic meetings of the Board of Directors in addition to the regularly scheduled quarterly meetings of the Board of Directors, for which an additional $1,500 was paid to each director during fiscal 2012, with the exception of Mr. Caruso, who attended one meeting and was paid an additional $750. There were also two extra independent meetings, one being telephonic, for which an additional $1,500 and $750 was paid to Messrs. Hutcherson, Maloney, Shaw, Dr. Waylan and $1,500 additional to Mr. Caruso who attended one meeting.

(2)	Mr. Hutcherson was paid an additional $1,500 for a separate visit to the Company’s principal office to discuss accounting and financial controls with the Company’s senior financial staff.

(3)

There were three additional meetings of the Nominating and Corporate Governance Committee, for which an additional $2,250 was paid to Messrs. Caruso, Maloney, Shaw and Dr. Waylan and $1,500 to Mr. Hutcherson who attended two meetings.

(4)	There were four additional meetings of the Strategy Committee, for which an additional $3,000 was paid to Messrs. Hutcherson, Maloney, Shaw and Dr. Waylan.

The table below shows the aggregate number of stock options and restricted stock held by non-employee directors as of June 30, 2012:

Name of Director	Stock Options (in shares)(1)	Restricted Stock (in shares)(2)
Richard E. Caruso	5,000	3,200
Harry L. Hutcherson, Jr.	50,000	3,200
Brian T. Maloney	37,045	3,200
Jack A. Shaw	25,000	3,200
A. Robert Towbin	45,000	3,200
C. J. Waylan	45,000	3,200

(1)

Each of the non-employee directors was granted under our Automatic Option Grant Program of the 2006 Plan a fully vested option to purchase 5,000 shares of Common Stock of the Company on the date of each annual meeting of stockholders at which such director is re-elected to the Board of Directors. In lieu of the Automatic Option Grant Program of the 2006 Plan the non-employee directors were granted 2,200 shares of restricted stock of the Company in fiscal 2012, of which none are yet vested.

(2)

Each of the non-employee directors was granted 3,000 shares of restricted stock of the Company during fiscal 2010, of which 2,000 shares are vested. In lieu of the Automatic Option Grant Program of the 2006 Plan, the non-employee directors were granted 2,200 shares of restricted stock of the Company in fiscal 2012, of which none are yet vested.

Director Equity Ownership Targets

On September 20, 2012, the Compensation Committee set a target (“Director Equity Target”) for equity ownership for the non-employee directors (“Outside Directors”). The Director Equity Target for each of the Outside Directors is $100,000 in value. At the first Compensation Committee meeting following each fiscal year end, the Committee will value all forms of equity held as of the date of the Compensation Committee meeting, whether or not vested (including options and restricted stock) and any automatic equity grant to be made to the director upon their reelection at the following annual meeting of the stockholders. The value of the Outside Directors’ holdings for the purposes of computing the Director Equity Target will equal the total number of shares held or deemed held times the average closing price of the common stock for the last six months of the preceding fiscal year. Each of the Outside Directors shall have five years to reach the Director Equity Target (as of the date of this Proxy Statement all Outside Directors have holdings above their Director Target Equity).

During the succeeding fiscal year, any Outside Director not then meeting his Director Equity Target may not dispose of equity in the Company until he reaches his Director Equity Target. To the extent that the Outside Director holds or is deemed to hold shares valued in excess of his Director Equity Target at the annual valuation date, he may dispose of the number of shares having a value in excess of the Director Equity Target (the “Maximum Disposable Shares”), The Maximum Disposable Shares will be calculated at each annual review of the value of the Outside Director’s holdings. Notwithstanding the foregoing, the Outside Director may sell shares to satisfy tax obligations arising from a grant or vesting of shares or options and such disposition will not be considered in determining the number of shares disposed of for the purposes of the Maximum Disposal Shares. The Committee and the Board may grant hardship exceptions to the restrictions on disposition.

SECURITY OWNERSHIP

The following table sets forth certain information, as of September 21, 2012, with respect to the beneficial ownership of shares of the Company’s Common Stock of (i) all stockholders known by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock, (ii) each director, nominee for director and the Company’s Named Executive Officers (the latter referring to the Company’s Chief Executive Officer, Chief Financial Officer, the next three most highly paid executive officers during the fiscal year ended June 30, 2012) and (iii) all current directors and executive officers of the Company as a group. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares of Common Stock.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned(2)		Percentage of Shares Outstanding
NSB Advisors LLC(3) 200 Westage Business Center Drive, Suite 228 Fishkill, NY 12524	7,256,200		31.18%
Wellington Management Company, LLP(4) 280 Congress Street Boston, MA 10022	2,048,767		8.80%
Dimensional Fund Advisors LP(5) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	1,447,719		6.22%
BlackRock, Inc.(6) 40 East 52nd Street New York, NY 10022	1,268,596		5.45%
Discovery Group I, LLC(7) 191 North Wacker Drive, Suite 1685 Chicago, IL 60606	1,217,971		5.23%
David E. Hershberg	217,204	(8)	*
Keith A. Hall	86,925	(9)	*
Andrew C. Melfi	67,925		*
Thomas C. Coyle	34,951		*
Andrew Silberstein	25,627	(10)	*
A. Robert.Towbin	56,790	(11)	*
C. J. Waylan	55,200	(11)	*
Harry L. Hutcherson, Jr	55,200	(12)	*
Brian T. Maloney	42,245	(13)	*
Jack A. Shaw	30,200	(14)	*
Richard E. Caruso	9,200	(15)	*
All current directors and executive officers as a group (11 persons)	681,467	(16)	2.93%

*	Represents less than 1%.

(1)

Except as otherwise indicated, (i) the stockholders named in the table have sole voting and investment power with respect to all shares beneficially owned by them and (ii) the address of all stockholders listed in the table is c/o Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788.

(2)

The number of shares of Common Stock outstanding as of September 21, 2012 was 23,269,942. Except as otherwise indicated, amounts shown for each stockholder include (i) all restricted and unrestricted shares of Common Stock owned by each stockholder and (ii) shares of Common Stock underlying options exercisable within 60 days of September 21, 2012.

(3)

Other than the information relating to its percentage ownership of our Common Stock, based solely on information contained in a Schedule 13G/A filed with the SEC on July 9, 2012 by NSB Advisors LLC, or “NSB.” In the NSB Schedule 13G/A, NSB reported sole dispositive power of 7,256,200 shares. Based on information that NSB has provided to the Company, NSB is a money manager that invests for a broad range of clients. NSB maintains no ownership interest in the securities held by its clients and unless a client delegates proxy-voting authority to the firm, clients retain their right to vote shares. In total, NSB clients own more than 10% of the Company’s stock. However, no individual client, and no group of clients that have the authority to act as a voting bloc, own or control 10% or more of the Company’s stock in their NSB managed accounts.

(4)

Other than the information relating to its percentage ownership of our Common Stock, based solely on information contained in a Schedule 13F filed with the SEC on August 14, 2012 by Wellington Management Company, LLP, or “Wellington.” In the Wellington Schedule 13F, Wellington reported sole voting power of 238,400 shares, shared voting power of 1,113,557 shares and sole dispositive power of 2,048,767 shares.

(5)

Other than the information relating to its percentage ownership of our Common Stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 14, 2012, by Dimensional Fund Advisors LP, or “Dimensional.” In the Dimensional Schedule 13G/A, Dimensional reported sole voting power over 1,394,201 shares and sole dispositive power over 1,447,719 shares. As stated in the Dimensional Schedule 13G/A, Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, neither Dimensional nor its subsidiaries (collectively, the “Dimensional Entities”) possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Dimensional Schedule 13G/A are owned by the Funds. The Dimensional Entities disclaimed beneficial ownership of such securities in the Dimensional Schedule 13G/A.

(6)

Other than the information relating to its percentage ownership of our Common Stock, based solely on information contained in a Schedule 13G/A filed with the SEC on February 13, 2012 by BlackRock, Inc., or “BlackRock.” In the BlackRock Schedule 13G/A, BlackRock reported sole voting power and sole dispositive power of 1,268,596 shares.

(7)

Other than the information relating to its percentage ownership of our Common Stock, based solely on information contained in a Schedule 13D filed with the SEC on July 23, 2012 by Discovery Group I, LLC or “Discovery”. In the Discovery Schedule 13D, Discovery reported shared voting power and shared dispositive power of 1,217,971 shares. Discovery indicated that the purchase of the shares was through two private investment partnerships, over which Discovery exercises discretionary investment management authority. Daniel J. Donaghue and Michael R. Murphy are disclosed as managing members of Discovery.

(8)	Includes 40,500 shares of Common Stock issuable upon the exercise of stock options.

(9)	Includes 3,978 shares of Common Stock issuable upon the exercise of stock options.

(10)	Includes 2,500 shares of Common Stock issuable upon the exercise of stock options.

(11)	Includes 45,000 shares of Common Stock issuable upon the exercise of stock options.

(12)	Includes 50,000 shares of Common Stock issuable upon the exercise of stock options.

(13)	Includes 37,045 shares of Common Stock issuable upon the exercise of stock options.

(14)	Includes 25,000 shares of Common Stock issuable upon the exercise of stock options.

(15)	Includes 5,000 shares of Common Stock issuable upon the exercise of stock options.

(16)	See Notes (8) through (15) above.

Section 16(a) Beneficial Ownership Reporting Compliance

Under the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company’s directors, certain officers and any persons holding more than ten percent of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC and the NASDAQ MarketWatch Surveillance Department. Specific due dates for these reports have been established by the SEC, and the Company is required to report in this proxy statement any failure to file by these dates during the fiscal year ended June 30, 2012. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, furnished to the Company and written representations made by the Company’s officers and directors, the Company believes that during the fiscal year ended June 30, 2012, all filing requirements under Section 16(a) applicable to its officers, directors and persons holding more than ten percent of the Common Stock were complied with on a timely basis, except that Mr. Hershberg has filed an amended Form 4 to report certain intra-family exempt transactions that were not timely reported.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Officers Who Are Not Directors

Following are the Company’s executive officers who are not directors:

Andrew C. Melfi, 59, has served as Senior Vice President since March 2009, as Treasurer since September 1997 and as Chief Financial Officer since joining the Company in January 1996. From September 1997 to February 2009, Mr. Melfi served as Vice President. From 1982 to 1995, he was the Controller of STS. Mr. Melfi holds an M.B.A. and a B.B.A. in Accounting from Dowling College.

Thomas C. Coyle, 63, has served as Senior Vice President and General Manager of Globecomm Systems since June 2008, and prior to that time, he served as Vice President and General Manager from 2003 to 2008. From 2001 to 2003, he served as Vice President of Managed Networks of Globecomm Systems and from 1999 to 2001, as Senior Director of Engineering of Globecomm Systems. From 1994 to 1998, he was Director of Systems Programs for STS. Prior to joining STS, he was employed by Norden Systems, a division of United Technologies Corp. from 1972 to 1993, where he held positions as a Radar Systems Design Engineer, Engineering Manager and Program Manager. Mr. Coyle holds a B.S.E.E. from Hofstra University.

Andrew Silberstein, 52, has served as Senior Vice President and General Manager of Globecomm Network Services since November 2009. From March 2009 to November 2009, he served as Vice President, Hosted Services of Globecomm Network Services. He also served as Managing Director of the Asia Pacific Region for the Company from September 1995 to August 2000. From September 2000 to February 2009, he was employed by Schema Inc., a global provider of network optimization software solutions, where he served as President and Chief Operating Officer. From January 1986 to August 1995, he held various management positions at STS. Prior to joining STS, he held a position at Booz Allen & Hamilton, providing technical consulting services to commercial and government clients from August 1982 to December 1985. Mr. Silberstein holds B.S. in Electrical Engineering from Rutgers University, M.S. in Electrical Engineering from Johns Hopkins University, and an Executive M.B.A in Marketing and Finance from the Technion  — Israel Institute of Technology.

Named Executive Officers

Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein constituted the Company’s Named Executive Officers for fiscal 2012.

Oversight and Objectives of the Executive Compensation Program

As stated in the Compensation Committee’s charter, its purpose is (i) to assist the Board of Directors in carrying out its responsibilities regarding compensation of the Company’s executive officers and directors, (ii) to evaluate the performance of the Company’s executive officers and (iii) to administer the Company’s stock and incentive compensation plans and recommend changes in such plans, as needed, to the Board of Directors.

At June 30, 2012, Globecomm had five executive officers (Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein) and these individuals had a broad array of responsibilities and authority within the Company. The five individuals (Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein) identified in the Summary Compensation Table below, including the Chief Executive Officer and the Chief Financial Officer, are collectively referred to in this proxy statement as the “Named Executive Officers.”

The Compensation Committee has the authority to retain compensation consultants, outside counsel and/or other advisors to provide independent advice and assistance in connection with the execution of its responsibilities. It also has the authority to obtain advice and assistance from internal and external legal, human resource or other advisors. The Compensation Committee works directly with our Senior Vice President of Human Resources on the compensation program.

The objectives of our executive compensation program are to attract and retain executive talent, to foster excellent performance by executives whose contributions drive the success of the Company and to create value for stockholders. Our program is structured to provide a compensation package that pays better than the market median for superior performance, offers rewards to executives based on Company and individual performance and aligns the interests of management and stockholders through incentives that encourage annual and long-term results.

For the last several years, the Compensation Committee has utilized the Radford Global Technology Survey Report (the “Radford Survey”), which is produced by Aon Consulting, Inc., to assist in the evaluation of Globecomm’s executive compensation program and to help determine the compensation to be paid to executives. The Radford Survey provides data, by position, for base salary and for cash and equity incentives reported by participating companies. Historically, the Company has relied on the Radford Survey primarily for benchmarking compensation information. The Radford Survey has generally been relied upon because it is a recognized leader for market data in the executive compensation field. Furthermore, the Compensation Committee believes that the companies it studies, given their similarities to Globecomm, provide the most meaningful competition to the Company for talent. Starting in fiscal 2011 the Compensation Committee also utilized the Equilar Inc. Executive Insight Total Compensation Survey Report (“Equilar Survey”) as additional benchmarking compensation information.

Benchmarking

For determination of executive compensation for fiscal 2012, the Compensation Committee reviewed the Radford Survey, which summarized compensation data (available as of April 11, 2012) from approximately 700 companies in the telecommunications products and services and network equipment/product industries. The Radford Survey considered the following variables in processing the survey for the Company: (i) type of industry (telecommunications products and services; network equipment/products); (ii) last fiscal year annual revenues ($200 million to $499.9 million); (iii) geographic region (the northeast portion of the United States) and (iv) job description. The Committee targeted compensation levels using the 50th percentile of the Radford Survey as a benchmark, though it also took into account other, more subjective factors in making its compensation decisions. The Compensation Committee has determined that for future determinations, fixing an arbitrary percentile target is inappropriate.

The Compensation Committee also utilized the Equilar Survey, which is a customized report utilizing data from peer companies (i) in the telecom technology and services industry with revenues in the range of $225 million to $325 million, and (ii) comprised of a peer group derived from the most recent Institutional Shareholder Services (ISS) Proxy Advisory Services Report. In addition to the variables above, the Equilar Survey provided data on the following categories: base salary, actual bonus percentage, actual bonus value, stock option value, restricted stock value, total direct compensation and other compensation. The Compensation Committee targeted compensation levels using the Mean (weighted average) of the Equilar Survey data as a benchmark. Again, specific targets are not expected to be utilized by the Compensation Committee in future deliberations.

The Compensation Committee plans to use the Radford Survey, Equilar Survey, and a new survey, the Towers Watson General Industry Executive Compensation Survey Report (“Tower Watson Survey”), for

determining future executive compensation. However, it may consider other benchmarking resources, either as a replacement for or supplement to the Radford Survey, Equilar Survey, or Towers Watson Survey. In determining which benchmarking resources it will use, the Compensation Committee will consider the Company’s acquisitions and changing profile, as well as individual contributions to the Company’s growth and success.

Components of the Compensation Program

The principal components of the Company’s compensation program consist of (i) base salaries, (ii) annual performance-based bonuses and (iii) long-term equity awards.

The Compensation Committee reviews the compensation of the Company’s executives on an annual basis, taking into account such factors as competitive compensation levels, the executive’s responsibilities, experience and contributions, and the Company’s performance. The Compensation Committee believes that a substantial portion of executive officer compensation should be tied to short-term and long-term Company performance. The Compensation Committee periodically reviews the Company’s overall executive compensation program against competitive practices and trends, and generally reviews and analyzes the Radford, Equilar and independent surveys, marketplace data and other available information for comparable companies. A significant percentage of executive compensation is normally designed to be performance-based and varies from year to year based on corporate and individual performance.

Base Salary

The Company has entered into an employment agreement with each of its Named Executive Officers that establishes a minimum base salary for the executive. The salary levels are reviewed on an annual basis to ensure that they are appropriate in comparison to other companies within the industry. The salary levels are also reviewed on an annual basis in light of each individual’s responsibilities, contributions and performance. Executives are eligible for merit increases to base salary on an annual basis.

The Compensation Committee recommended, and the Board of Directors approved, salary increases for the Named Executive Officers in fiscal 2012 following a review of executive officer performance in order to improve the alignment of the compensation levels of certain executive officers to those of their peers. The salary increases for 2012 were as follows

Named Executive Officer	Salary Increase(s)	Effective Date	New Salary
David E. Hershberg	$20,000	7/09/2011	$575,000
Keith A. Hall	30,000	7/09/2011	425,000
Andrew C. Melfi	20,000	7/09/2011	370,000
Thomas C. Coyle	10,000	7/09/2011	310,000
Andrew Silberstein	17,985	7/09/2011	275,000

The Compensation Committee did not approve salary increases for the Named Executive Officers for fiscal 2013 based on a recommendation from the Chief Executive Officer of the Company, in light of the Company’s fiscal 2013 projections.

Annual Incentives

The Company’s executives were generally eligible to receive annual performance-based cash bonuses in fiscal 2012.

During fiscal 2012, the Compensation Committee approved the 2012 Insider Management Incentive Plan (the “2012 MIP” ), which was based on data obtained from the Radford and Equilar Surveys. The 2012 MIP provides for cash bonus opportunities based on a Company-wide operating income performance target for Messrs. Hershberg, Hall and Melfi. Operating income is defined as income from operations excluding earn-out fair value adjustments. For Messrs. Coyle and Silberstein, the 2012 MIP provides for cash bonus opportunities based on financial performance targets for Company-wide operating income and team operating income (collectively, the “2012 Targets”), that are weighted 50% and 50%, respectively. If the 2012 Targets were met or exceeded, participants were eligible to receive cash bonuses based on a pre-established target percentage of their base salaries, which for fiscal 2012 ranged from 30% to 50% of base salary. Plus, an additional bonus of up to 45% to 75% of base salary for exceeding the 2012 Targets, based on a pro-ration factor for up to 30% of the 2012 Targets, subject to Compensation Committee discretion. A pro-ration bonus was also possible if the 2012 Target performance level was not met, so long as the Company’s financial performance exceeded 90% of the 2012 Targets threshold amount. The maximum bonus under the 2012 MIP for fiscal 2012 that Named Executive Officers could achieve ranged from 75% to 125% of base salary, depending upon the executive officer’s position, as set forth in the table below.

Messrs. Hershberg, Hall and Melfi had bonus opportunities under the 2012 MIP for fiscal 2012, subject to the Compensation Committee’s discretion, as follows:

Named Executive Officer	Target Bonus Opportunity (as a % of Base Salary)	Additional Bonus Opportunity (as a % of Base Salary)	Maximum Bonus Opportunity (as a % of Base Salary)
		Exceed target by 30%	Cumulative
David E. Hershberg	50%	75%	125%
Keith A. Hall	45%	70%	115%
Andrew C. Melfi	40%	60%	100%

Messrs. Coyle and Silberstein had bonus opportunities under the 2012 MIP for fiscal 2012, subject to the Compensation Committee’s discretion, as follows:

Named Executive Officer	Target Bonus Opportunity (as a % of Base Salary)		Additional Bonus Opportunity (as a % of Base Salary)		Maximum Bonus Opportunity (as a % of Base Salary)
			Exceed target by 30%		Cumulative
	Company- wide operating Income (50%)	Team operating income (50%)	Company- wide operating Income (50%)	Team operating income (50%)
Thomas C. Coyle	15%	15%	22.5%	22.5%	75%
Andrew Silberstein	15%	15%	22.5%	22.5%	75%

For fiscal 2012, the Company-wide operating income was $26,509,000, which exceeded the Company-wide operating income target of $26,100,000 for the same period.

With respect to Mr. Coyle, fiscal 2012 team operating income was an operating loss of $4,385,000 which did not meet the team operating income target of an operating loss of $1,000,000 for the same period.

With respect to Mr. Silberstein, fiscal 2012 team operating income was $23,146,000, which was less than the team operating income target of $23,500,000, however above the $21,150,000 minimum threshold.

Based on the results for fiscal 2012, $833,000 was allocated to the executive officers from the bonus pool.

Messrs. Hershberg, Hall and Melfi each earned the full Target Bonus Opportunity, 50%, 45% and 40%, respectively as well as a portion of the Additional Bonus Opportunity of 4%, 4% and 3%, respectively, in connection with the Company exceeding the Company-wide operating income target and therefore earned 54%, 49% and 43% of base salary, respectively.

Based on the results for fiscal 2012, Mr. Coyle earned 16% of his base salary based on earning the full Target Bonus Opportunity 15% and a portion of the Additional Bonus Opportunity 1% in connection with the Company exceeding the Company-wide operating income target. He did not receive any additional Target Bonus Opportunity as the Company did not meet his team operating income target.

Based on the results for fiscal 2012, Mr. Silberstein earned 16% of his base salary based on earning the full Target Bonus Opportunity 15% and a portion of the Additional Bonus Opportunity 1% in connection with the Company exceeding the Company-wide operating income target. Additionally, his team operating income target was at 98.5% of the target and based on the pro-ration bonus provision he received 13% of his Target Bonus Opportunity, and a discretionary bonus of approximately $27,500 for a total bonus equal to approximately 39% of his base salary.

During fiscal 2011, the Compensation Committee approved the 2011 Insider Management Incentive Plan (the “2011 MIP” ), which was based on data obtained from the Radford Consulting and Equilar Surveys. The 2011 MIP provides for cash bonus opportunities based on a Company-wide adjusted EBITDA financial performance target for Messrs. Hershberg, Hall and Melfi. For Messrs. Coyle and Silberstein, the 2011 MIP provided for cash bonus opportunities based on financial performance targets of a Company-wide adjusted EBITDA and team operating income (collectively, the “2011 Targets”), that were weighted 25% and 75%, respectively. If the adjusted EBITDA targets were met or exceeded, participants were eligible to receive cash bonuses based on a pre-established target percentage of their base salaries, which for fiscal 2011 ranged from 30% to 50% of base salary, plus an additional bonus of up to 60% to 75% of base salary for exceeding the 2011 Targets, based on a pro-ration factor for up to 30% of the 2011 Targets, subject to the Compensation Committee’s discretion. A bonus was also possible if the target performance level was not met, so long as the Company’s financial performance exceeded a threshold amount. The maximum bonus under the 2011 MIP for fiscal 2011 that Named Executive Officers could achieve ranged from 90% to 125% of base salary, depending upon the executive officer’s position, as set forth in the table below.

Messrs. Hershberg, Hall and Melfi had bonus opportunities under the 2011 MIP for fiscal 2011, subject to the Compensation Committee’s discretion, as follows:

Named Executive Officer	Target Bonus Opportunity (as a % of Base Salary)	Additional Bonus Opportunity (as a % of Base Salary)	Additional Bonus Opportunity (as a % of Base Salary)	Maximum Bonus Opportunity (as a % of Base Salary)
		Exceed target by 15%	Exceed target by 30%	Cumulative
David E. Hershberg	50%	25%	50%	125%
Keith A. Hall	40%	30%	40%	110%
Andrew C. Melfi	35%	30%	35%	100%

Messrs. Coyle and Silberstein had bonus opportunities under the 2011 MIP for fiscal 2011, subject to the Compensation Committee’s discretion, as follows:

Named Executive Officer	Target Bonus Opportunity (as a % of Base Salary)		Additional Bonus Opportunity (as a % of Base Salary)		Additional Bonus Opportunity (as a % of Base Salary)		Maximum Bonus Opportunity (as a % of Base Salary)
			Exceed target by 15%		Exceed target by 30%		Cumulative
	Based on adjusted EBITDA (25%)	Based on team operating income (75%)	Based on adjusted EBITDA (25%)	Based on team operating income (75%)	Based on adjusted EBITDA (25%)	Based on team operating income (75%)
Thomas C. Coyle	7.5%	22.5%	7.5%	22.5%	7.5%	22.5%	90%
Andrew Silberstein	7.5%	22.5%	7.5%	22.5%	7.5%	22.5%	90%

For fiscal 2011, the Company-wide adjusted EBITDA was $33,932,000, which exceeded the Company-wide adjusted EBITDA target of $29,357,000 for the same period.

With respect to Mr. Coyle, for fiscal 2011, team operating income was an operating loss of $6,640,000, which did not meet the team operating income target of an operating loss of $1,693,000 for the same period.

With respect to Mr. Silberstein, for fiscal 2011, the team operating income was $21,896,000, which exceeded the team operating income target of $19,215,000.

Based on the results for fiscal 2011, $725,500 was allocated to the executive officers from the bonus pool. Messrs. Hershberg, Hall and Melfi each earned the full Target Bonus Opportunity in connection with the Company meeting the Company-wide adjusted EBITDA target and therefore earned 50%, 40% and 35% of base salary, respectively.

Based on the results for fiscal 2011, Mr. Coyle received 7.5% of his base salary (which is 25% of the Target Bonus Opportunity) in connection with the Company meeting the Company-wide adjusted EBITDA target. He did not receive any additional Target Bonus Opportunity as the Company did not meet the team operating income target.

Based on the results for fiscal 2011, Mr. Silberstein earned 7.5% of his base salary (which is 25% of the Target Bonus Opportunity) in connection with the Company meeting the Company-wide adjusted EBITDA target. Additionally, because his team operating income target was met and based on the overall performance of Globecomm Network Services segment and in the Compensation Committee’s discretion, he earned the remaining 22.5% of his Target Bonus Opportunity as well as the 22.5% Additional Bonus Opportunity tied to team operating income, and a discretionary bonus of approximately $11,000 for a total bonus equal to approximately 56% of his base salary.

In fiscal 2010, the Company adopted a Management Incentive Plan (the “2010 MIP”). The 2010 MIP provided cash bonus opportunities based on the Company’s earnings relative to a net income target approved by the Board of Directors for the 2010 fiscal year. The 2010 MIP was a discretionary plan, pursuant to which the Compensation Committee established a bonus pool in an amount not to exceed the excess of actual net income over the net income target from which to award cash bonuses to executive officers of the Company. The Compensation Committee had further discretion in the allocation of amounts from the established bonus pool among the executive officers, which it exercised based on the recommendations of Chief Executive Officer of the Company. The Chief Executive Officer’s recommendations were subject to discussion with the Compensation

Committee, and the actual awards were ultimately finalized and approved by the Compensation Committee. The Compensation Committee also determined the bonus for the Chief Executive Officer pursuant to the MIP. The net income target for fiscal 2010 was $6,806,000, and the actual net income for fiscal 2010 was $7,902,000. Based on the results for fiscal 2010 $402,500 was allocated to the executive officers from the bonus pool.

Long-Term Incentive Compensation

The Company’s executive officers may receive long-term incentive awards, such as stock options and restricted stock that link their compensation with the long-term performance of the Company, align their interests with stockholders and encourage career service. During fiscal 2011, the Compensation Committee approved general guidelines for long-term incentive awards. While the Compensation Committee had discretion in connection with awards, the guidelines followed by the Compensation Committee generally provided for the executive officers to accumulate a range from 2.5 to 4 times their salary in restricted stock over a five year period.

Based on the annual review process, recent acquisitions, and in order to better align their interests with those of the Company’s stockholders, the Compensation Committee approved restricted stock grants to Named Executive Officers in fiscal 2012 as follows:

Named Executive Officer	Shares Granted
David E. Hershberg	37,000
Keith A. Hall	25,000
Andrew C. Melfi	15,000
Thomas C. Coyle	10,000
Andrew Silberstein	10,000

The shares of restricted stock granted in fiscal 2012 are subject to a three-year vesting schedule.

Officer Equity Ownership Targets

On September 20, 2012, the Compensation Committee set a target for equity ownership for the Named Executive Officers (“Officer Equity Target”). The Officer Equity Target is based on a multiple of the Named Executive Officer’s base salary for the previous fiscal year. The multiples for the determining the Officer Equity Targets of the current Named Executive Officers are:

Named Executive Officer	Base Salary Multiple
David E. Hershberg	4 times
Keith A. Hall	3 times
Andrew C. Melfi	2 times
Thomas C. Coyle	1 times
Andrew Silberstein	1 times

Each of the Named Executive Officers shall have five years to reach the Officer Equity Target (as of the date of this Proxy Statement all Named Executive Officers other than Keith A. Hall have holdings above their Officer Target Equity). At the first Compensation Committee meeting following each fiscal year end, the Committee will value all forms of equity held as of the date of, whether or not vested (including options and restricted stock) as well as equity awards authorized at the Compensation Committee meeting. The value of the Named Executive Officer’s holdings for the purposes of computing the Officer Equity Target will equal the total number of shares held or deemed held times the average closing price of the common stock for the last six months of the preceding fiscal year.

During the succeeding fiscal year, any Named Executive Officer not then meeting his Officer Equity Target may not dispose of equity in the Company until he reaches his Officer Equity Target. To the extent that the Named Executive Officer holds or is deemed to hold shares valued in excess of his Officer Equity Target at the annual valuation date, he may dispose of the number of shares having a value in excess of the Officer Equity Target (the “Maximum Disposable Shares”), the Maximum Disposable Shares will be calculated at each annual review of the value of the Named Executive Officer’s holdings. Notwithstanding the foregoing, the Named Executive Officer may sell shares to satisfy tax obligations arising from a grant or vesting of shares or options and such disposition will not be considered in determining the number of shares disposed of for the purposes of the Maximum Disposal Shares. The Committee and the Board may grant hardship exceptions to the restrictions on disposition.

Retirement Plans

Executive officers participate in our 401(k) retirement plan under the same rules that apply to other employees, and they may elect to defer a percentage of their compensation each year subject to plan limits and caps imposed by the Internal Revenue Service (maximum contributions of $17,000 for 2012, plus make-up supplements permitted for those aged 50 and up). Effective January 1, 2012, the Company recommended, and the Board of Directors approved, a matching contribution to a maximum of 4% of the employee’s compensation not to exceed $7,500 per employee per calendar year.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Compensation Committee

Richard E. Caruso (Chairperson)

Brian T. Maloney

Jack A. Shaw

C.J. Waylan

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal Year 2012

The table below shows the compensation, for the past three completed fiscal years, of the Chief Executive Officer, the Chief Financial Officer, the three other highest paid executive officers who were serving as executive officers on June 30, 2012. These five individuals are the Named Executive Officers for fiscal 2012.

Name and Principal Position(a)	Year (b)	Salary ($) (c)	Stock Awards(1) ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	All Other Compensation ($) (f)		Total ($) (g)
David E. Hershberg
Chairman and Chief Executive Officer	2012	607,164	475,080	309,916	53,455	(2)	1,445,615
	2011	576,745	242,550	277,500	39,500		1,136,295
	2010	506,971	301,200	125,000	35,500		968,671
Keith A. Hall
President and Chief Operating Officer	2012	446,458	321,000	206,692	17,000	(2)	991,150
	2011	396,400	277,200	158,000	15,000		846,600
	2010	333,231	225,900	112,500	11,750		683,381
Andrew C. Melfi
Senior Vice President, Chief
Financial Officer and Treasurer	2012	374,210	192,600	159,539	14,500	(3)	740,849
	2011	350,534	207,900	122,500	12,500		693,434
	2010	313,462	150,600	75,000	9,250		548,312
Thomas C. Coyle
Senior Vice President,
General Manager of Globecomm Systems	2012	325,731	131,700	50,126	11,500	(3)	519,057
	2011	300,849	69,300	22,500	9,500		402,149
	2010	272,308	112,950	40,000	7,000		432,258
Andrew Silberstein
Vice President, General Manager
Globecomm Network Services (6)	2012	273,617	128,400	107,002	6,000	(4)	515,019
	2011	258,707	138,600	145,000	6,000		548,307
	2010	214,624	75,300	50,000	7,000		346,924

(1)

Reflects the aggregate grant date fair value for each grant of restricted stock in the fiscal year, determined in accordance with the Financial Accounting Standards Board ASC Topic 718. The stock awards are based on the closing price of the Company’s common stock on the Nasdaq Global Market on the date on which the stock was awarded. The assumptions used in the valuation are discussed in Note 2 to our consolidated financial statements included in our annual report on Form 10-K for the year ended June 30, 2012.

(2)

Includes perquisites comprised of reimbursement for tax services and life insurance, in each case provided pursuant to the terms of an employment agreement, a car allowance and an employer contribution to 401(k) retirement plan.

(3)	Includes perquisites comprised of a car allowance and an employer contribution to 401(k) retirement plan.

(4)	The aggregate incremental cost to the Company of the perquisites in fiscal 2012 did not on an individual basis exceed $10,000, and consequently, pursuant to SEC rules, are not disclosed.

Grants of Plan-Based Awards for Fiscal Year 2012

The table below provides information regarding the stock options and restricted stock granted to the Named Executive Officers during fiscal 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (1) ($) (l)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target (#) (d)	Maximum (#) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
David E. Hershberg	08/09/2011	—	—	—	—	—	—	37,000	—	—	475,080
Keith A. Hall	08/09/2011	—	—	—	—	—	—	25,000	—	—	321,000
Andrew C. Melfi	08/09/2011	—	—	—	—	—	—	15,000	—	—	192,600
Thomas C. Coyle	08/09/2011	—	—	—	—	—	—	5,000	—	—	64,200
Thomas C. Coyle	11/17/2011	—	—	—	—	—	—	5,000	—	—	67,500
Andrew Silberstein	08/09/2011	—	—	—	—	—	—	10,000	—	—	128,400

(1)

Reflects the aggregate grant date fair value for each grant of restricted stock or stock options in the applicable fiscal year, determined in accordance with the Financial Accounting Standards Board ASC Topic 718. The terms include a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The table below provides information regarding the stock options and restricted stock held by the Named Executive Officers as of June 30, 2012.

		Option Awards					Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
David E. Hershberg	01/31/2003	8,000	—	—	3.69	1/30/2013	—	—	—	—
	09/26/2003	20,000	—	—	3.35	9/25/2013	—	—	—	—
	01/05/2005	12,500	—	—	6.51	1/04/2015	—	—	—	—
	11/19/2009	—	—	—	—	—	13,334	135,207	—	—
	08/25/2010	—	—	—	—	—	23,334	236,607	—	—
	08/09/2011	—	—	—	—	—	37,000	375,180	—	—

Keith A. Hall	01/31/2003	910	—	—	3.69	1/30/2013	—	—	—	—
	09/26/2003	68	—	—	3.35	9/25/2013	—	—	—	—
	01/05/2005	3,000	—	—	6.51	1/04/2015	—	—	—	—
	11/19/2009	—	—	—	—	—	10,000	101,400	—	—
	08/25/2010	—	—	—	—	—	26,667	270,403	—	—
	08/09/2011	—	—	—	—	—	25,000	253,500	—	—

Andrew C. Melfi	11/19/2009	—	—	—	—	—	6,667	67,603	—	—
	08/25/2010	—	—	—	—	—	20,000	202,800	—	—
	08/09/2011	—	—	—	—	—	15,000	152,100	—	—

Thomas C. Coyle	11/19/2009	—	—	—	—	—	5,000	50,700	—	—
	08/25/2010	—	—	—	—	—	6,667	67,603	—	—
	08/09/2011	—	—	—	—	—	5,000	50,700	—	—
	11/17/2011	—	—	—	—	—	5,000	50,700	—	—

Andrew Silberstein	03/02/2009	2,500	2,500	—	4.80	03/01/2019	—	—	—	—
	11/19/2009	—	—	—	—	—	3,334	33,807	—	—
	08/25/2010	—	—	—	—	—	13,334	135,207	—	—
	08/09/2011	—	—	—	—	—	10,000	101,400	—	—

(1)

The value shown was determined by multiplying the number of shares of restricted stock by the closing price of our Common Stock on June 30, 2012. All shares of restricted stock include a three-year vesting schedule, with one-third vesting on each of the first three anniversaries of the date of grant.

Option Exercises and Stock Vested for Fiscal Year 2012

The table below provides information for the Named Executive Officers with respect to stock options exercised and restricted stock awards vested during fiscal 2012.

	Option Awards		Stock Awards
Named Executive Officer (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise(1) ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(2) ($) (e)
David E. Hershberg	—	—	36,667	484,422
Keith A. Hall	4,250	36,696	30,833	401,571
Andrew C. Melfi	34,900	321,923	18,334	235,426
Thomas C. Coyle	18,000	170,191	15,833	211,471
Andrew Silberstein	—	—	9,999	126,721

(1)

The amounts in this column reflect the aggregate dollar amount realized upon the exercise of the options, determined by calculating the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)

The amounts in this column reflect the aggregate dollar amount realized upon the vesting of stock determined by multiplying the number of shares of stock that vested by the market value of the shares on the vesting date.

Employment Agreements

The Company entered into employment agreements (the “Executive Agreements”) with Messrs. Hershberg and Melfi in October 2001 (and amended in January 2009), Hall in June 2008 (replaced by a new agreement in July 2009) and Coyle in June 2008 (and amended in January 2009) and Silberstein in June 2011. The Executive Agreements continue from year to year, unless terminated earlier by either party by written notice of termination given to the other party. Each Executive Agreement entitles the relevant Named Executive Officer to all employee benefits generally made available to executive officers.

The Executive Agreements specify duties and minimum compensation commitments. The Executive Agreements also provide for severance benefits in certain circumstances and impose restrictive covenants, which relate to, among other things, confidentiality and competition. The Compensation Committee determined, at the time the Executive Agreements were entered into, that the Executive Agreements were appropriate for the relevant Named Executive Officers. The contracts provide varying benefit levels based on the executive’s responsibilities, and the agreements serve as a retention device for executives who meet these requirements. The Company entered into the Executive Agreements to fully recognize the executives’ contributions, to maintain the continuity of the management team in order to assure continuous, harmonious performance of the Company’s affairs and to provide the executives with an incentive to remain with the Company.

As a result of salary increases during the terms of their Employment Agreements, as of June 30, 2012 the Company was required to compensate Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein with annual base salaries of $575,000, $425,000, $370,000, $310,000 and $275,000 respectively, which amounts are reviewed annually by the Board of Directors and subject to increase at the Board of Directors’ discretion. The Named Executive Officers may also receive annual performance-based cash bonuses. Each of Messrs. Hershberg, Melfi, Hall, Coyle and Silberstein were required to devote his full-time efforts to the Company.

Potential Payments Upon Termination or Change in Control

If the Company terminates any of the Executive Agreements, other than for disability or cause, or if any Named Executive Officer terminates his employment with the Company for good reason (“Good Reason”), at June 30, 2012, the Company would have had the following obligations: (i) to continue to pay to each of Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein his then applicable annual base salary for a specified period commencing upon the effective date of the termination (the “Severance Period”); the Severance Period was three years for Messrs. Hershberg, Hall and Melfi, two years for Mr. Coyle and one year for Mr. Silberstein; (ii) during each year of the Severance Period, to pay for continued health benefits up to a maximum of $2,000 per month; (iii) during each year of the Severance Period, to pay the annual automobile allowance, currently $12,000, $9,000, $9,000, $6,000 and $6,000 for Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein, respectively; (iv) during each year of the Severance Period, to pay to the relevant Named Executive Officer the amount of the non-elective deferral employer contribution made under the Company’s 401(k) plan for such Named Executive Officer’s last fiscal year with the Company prior to termination of employment; (v) to pay the cost of converting the group term life insurance coverage to an individual policy and (vi) during each year of the Severance Period, to pay $2,500 for the annual professional service allowance for Messrs. Hershberg and Hall; provided that, in each case the Named Executive Officer must execute and deliver to the Company a general release as a condition of receiving the benefits and payments above.

Good Reason is defined as a material breach of the Executive Agreement by the Company, which includes a failure to pay salary or bonus, a failure to provide benefits, a requirement to travel significantly more days than in the previous calendar year (with respect to Messrs. Hershberg and Melfi), a material reduction in duties and responsibilities, a change in the reporting relationship or a relocation of the worksite to a location 75 miles or more from its current location.

The table below shows the benefits that would be payable to the Named Executive Officers under the Executive Agreements or otherwise, had each applicable Named Executive Officer been terminated without cause or for Good Reason on June 30, 2012.

Named Executive Officer	Severance Salary(1)	Medical/Dental Continuation(2)	Other Benefits(3)	Vacation Payout	Early Vesting of Stock Options(4)	Vesting of Restricted Stock(5)	Total
David E. Hershberg	$1,725,000	$52,200	$168,459	$45,934	$—	$—	$1,991,593
Keith A. Hall	1,275,000	72,000	60,222	33,951	—	—	1,441,173
Andrew C. Melfi	1,110,000	72,000	52,722	29,557	—	—	1,264,279
Thomas C. Coyle	620,000	34,800	29,148	24,764	—	—	708,712
Andrew Silberstein	275,000	24,000	14,574	1,550	—	—	315,124

(1)	The amounts in this column represent the aggregate base salary to be paid to the Named Executive Officers during the Severance Period.

(2)

The amounts in this column represent the aggregate amounts of medical and dental continuation coverage the Named Executive Officers would receive during the Severance Period, based on the Company’s current rates.

(3)

The amounts in this column represent the aggregate amounts the Named Executive Officers would receive during the Severance Period for (a) the automobile allowance, (b) the non-elective deferral employer contribution made under the Company’s 401(k) plan for the last fiscal year of the Company prior to the termination of employment, (c) the estimated cost to converting the group term life insurance coverage to an individual policy and (d) the annual professional service allowance, which is for Messrs. Hershberg and Hall only.

(4)

The Executive Agreements do not provide for early vesting of stock options; in any event, all currently outstanding options are fully vested for each Named Executive Officer, with the exception of Mr. Silberstein who has 2,500 unvested stock options as of June 30, 2012.

(5)	The Executive Agreements do not provide for early vesting of restricted stock grants.

The benefits available to a Named Executive Officer in the event of a change in control (a “Change in Control”) differ from those available if such Named Executive Officer is terminated without cause or for Good Reason. Change in Control is defined as any person or group becoming the beneficial owner, directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities; the Company being part of a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; and during any period of twenty-four consecutive months, individuals who at the beginning of such period constituted the Board of Directors (including, for this purpose, any new director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

Pursuant to the Globecomm Systems Inc. 1997 Stock Incentive Plan and the 2006 Plan, with respect to options granted prior to its amendment in August 2011, all outstanding stock options and restricted stock held by any executive officer (as well as those held by other employees) will become fully vested upon certain changes in control of the Company.

Pursuant to the 2006 Plan, as amended, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of common stock receive securities of another corporation), all outstanding stock options and restricted stock on the date of such transaction shall pertain to and apply to the securities which a holder of the number of shares of common stock subject to such stock option or restricted stock would have received in such transaction. In the event of other transactions, the plan administrator shall have the discretion to cancel and make payment for such outstanding awards, allow delayed exercise of such awards or provide for the exchange of such awards.

If the Named Executive Officer does not provide the Company notice of resignation and remains employed by the Company through the first anniversary of a Change in Control, he would be paid a one-time bonus payment equal to 50% of his then-applicable annual base salary (the “Retention Bonus”); provided that the Named Executive Officer must execute and deliver to the Company a general release as a condition of receiving the Retention Bonus.

If, within one year after a Change in Control, a Named Executive Officer gives notice of his resignation for Good Reason due to either a material reduction in the individual’s duties or responsibilities or a change in the individual’s reporting relationship and the Company requests that he continue his employment until a date no later than the first anniversary of the Change in Control, then the Named Executive Officer will receive the severance payments and benefits described above only if he continues his employment until that date.

If the payments to a Named Executive Officer (including the value of accelerated vesting of stock options and restricted stock) in connection with a Change in Control exceed three times the individual’s five-year average compensation from the Company, the portion of the payments that exceeds one times the individual’s average compensation will be subject to a 20% excise tax. The Executive Agreements provide that the severance payments and the Retention Bonus will be reduced to the extent necessary to prevent the imposition of the excise tax, unless the Named Executive Officer would retain a greater net payment by receiving the full amount and paying the excise tax. The amount of compensation that is subject to the excise tax would not be deductible for federal tax purposes by the Company.

The table below shows the benefits that would be payable under the 2006 Plan had there been a Change in Control on June 30, 2012.

Named Executive Officer	Early Vesting of Stock Options(1)	Vesting of Restricted Stock(2)
David E. Hershberg	$—	$746,994
Keith A. Hall	—	625,303
Andrew C. Melfi	—	422,503
Thomas C. Coyle	—	219,703
Andrew Silberstein	5,066	270,414

(1)

All currently outstanding options are fully vested for each Named Executive Officer, except for Mr. Silberstein, who has 2,500 unvested options as of June 30, 2012. The value shown is determined by multiplying the number of stock options on the date of grant by the fair value calculated in accordance with the Financial Accounting Standards Board ASC Topic 718.

(2)	The value shown was determined by multiplying the number of shares of restricted stock by the closing price of our Common Stock on June 30, 2012.

The amounts shown above are those that the Named Executive Officers would have received had there been a Change in Control on June 30, 2012, and the individual remained employed. The table below shows the benefits that would be payable to the Named Executive Officers under the 2006 Plan and the Executive Agreements, as applicable, had there been both a Change in Control and a termination of employment without cause or for Good Reason on June 30, 2012.

Named Executive Officer	Severance Salary(1)	Medical/Dental Continuation(2)	Other Benefits(3)	Vacation Payout	Early Vesting of Stock Options(4)	Vesting of Restricted Stock(5)	Total(6)
David E. Hershberg	$1,725,000	$52,200	$168,459	$45,934	$—	$746,994	$2,738,587
Keith A. Hall	1,275,000	72,000	60,222	33,951	—	625,303	2,066,476
Andrew C. Melfi	1,110,000	72,000	52,722	29,557	—	422,503	1,686,782
Thomas C. Coyle	620,000	34,800	29,148	24,764	—	219,703	928,415
Andrew Silberstein	275,000	24,000	14,574	1,550	5,066	270,414	590,604

(1)

The amounts in this column represent the current aggregate base salary to be paid to the Named Executive Officers upon termination of employment without cause or for good reason in conjunction with a change in control.

(2)

The amounts in this column represent the aggregate amounts of medical and dental continuation coverage the Named Executive Officers would receive upon termination of employment without cause or for Good Reason in conjunction with a change in control, based on the Company’s current rates.

(3)

The amounts in this column represent the aggregate amounts the Named Executive Officers would receive upon termination of employment without cause or for Good Reason in conjunction with a change in control for (a) the automobile allowance, (b) the non-elective deferral employer contribution made under the

Company’s 401(k) plan for the last fiscal year of the Company prior to the termination of employment, (c) the estimated cost to converting the group term life insurance coverage to an individual policy and (d) the annual professional service allowance, which would be for Messrs. Hershberg and Hall only.

(4)	All currently outstanding options are fully vested for each Named Executive Officer, except for Mr. Silberstein, who has 2,500 unvested stock options.

(5)	The value shown was determined by multiplying the number of shares of restricted stock by the closing price of our Common Stock on June 30, 2012.

(6)

The amounts listed for Messrs. Hershberg, Hall, Melfi, Coyle and Silberstein do not exceed three times their average compensation, therefore no excise tax would be required pursuant to Section 280G and 4999 of the Internal Revenue Code.

In the event the Company gives notice of election not to extend the initial term or any renewal term of the Executive Agreements with any of Messrs. Hershberg, Hall or Melfi, the executive would be entitled to 3 years of severance payments and benefits.

Approval of Related Party Transactions

The Company has established a policy and procedures for approval of Company transactions with related parties (the “Policy”). The Audit Committee is charged with administering the Policy. The Policy broadly defines “related parties” and “related party transactions” and encompasses those parties and transactions which would require disclosure under SEC rules.

All employees, officers and directors of the Company are required to report any proposed transaction that might be subject to the Policy to the Company’s Chief Financial Officer and to the Chairman of the Audit Committee. Transactions that should have been brought to the Audit Committee and are discovered after they have been implemented must be submitted for ratification. In assessing a related party transaction, the Audit Committee will consider such factors as it deems appropriate, including, without limitation: (i) the business reasons for the Company to enter into the related party transaction; (ii) the commercial reasonableness of the terms of the related party transaction; (iii) the materiality of the related party transaction to the Company; (iv) whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party; (v) the extent of the related party’s interest in the related party transaction; (vi) if applicable, the impact of the related party transaction on a non-employee director’s independence and (vii) the actual or apparent conflict of interest of the related party participating in the related party transaction.

The Audit Committee is authorized to condition approval of a related party transaction and may not approve the transaction unless it has determined that, upon consideration of all relevant information, the proposed transaction is in, or not inconsistent with, the best interests of the Company and its shareholders. No transactions subject to the Policy were brought to the attention of the Audit Committee for approval or ratification during fiscal 2012.

Factors Affecting Compensation

Tax Deductibility of Executive Compensation

In implementing the Company’s compensation programs, the Compensation Committee’s general policy is to consider any significant effects of Section 162(m) of the Internal Revenue Code, enacted in 1993, which generally disallows a tax deduction to publicly held companies for compensation exceeding $1.0 million paid to certain of the corporation’s executive officers. The limitation does not apply to compensation that qualifies as performance-based compensation within the meaning of Section 162(m). The compensation paid to the Company’s executive officers for fiscal 2012 did not exceed the $1.0 million limit per officer. The Globecomm Systems Inc. 1997 Stock Incentive Plan and the 2006 Plan are structured so that any compensation deemed paid to an executive officer in connection with the exercise of option grants made under those plans with an exercise price equal to the fair market value of the option shares on the grant date, and restricted grants under those plans will qualify as performance-based compensation, and therefore will not be subject to the $1.0  million limitation.

Accounting Considerations

The Compensation Committee considers the accounting implications with respect to the executive compensation program, including the estimated cost for financial reporting purposes of equity compensation under FASB ASC Topic 718 — Stock Compensation.

PROPOSAL 2

AMENDMENTS TO INCREASE THE NUMBER OF SHARES THAT

MAY BE ISSUED UNDER THE COMPANY’S 2006 STOCK INCENTIVE PLAN AND MAKE CERTAIN OTHER REVISIONS THERETO

You are being asked to approve an amendment to increase the number of shares of that may be issued under the 2006 Plan by an additional 1,500,000 shares and to make certain other revisions thereto. The principal amendments in addition to the increase in the number of authorized shares are:

•	substitution of an automatic restricted stock grant for non-management directors in place of automatic stock option grants; and

•	adding restrictions on the ability of the Company to reprice stock options and stock appreciation rights.

The Board of Directors adopted the amendments on September 20, 2012 subject to stockholder approval at this Annual Meeting. The Board may amend or modify the 2006 Plan in the future at any time. The full text of the 2006 Plan, reflecting the new amendments, as well as certain conforming changes, will be furnished to any stockholder upon written request made to the Secretary of the Company and is available at http://www.sec.gov as Appendix A to the Company’s definitive proxy statement, filed October 5, 2012.

The Board believes the amendments are necessary to assure that a sufficient reserve of Common Stock remains available for issuance under the 2006 Plan in order to allow the Company to continue to utilize equity incentives in acquisitions and to retain the services of key individuals who are essential to the Company’s long-term growth and financial success. We rely significantly on equity incentives in the form of stock options and restricted stock in order to attract and retain key individuals and believe that such equity incentives are necessary for the Company to complete acquisitions and remain competitive in the marketplace for executive talent and other key individuals. Option and restricted stock grants made to newly-hired or continuing employees and other individuals will be based on both competitive market conditions and individual performance.

The revision of the automatic equity grant provision results in a more predictable impact on the Company’s financial results and is, in the Compensation Committee’s view, in line with the equity plans of comparable companies. The restrictions on repricing of equity awards is consistent with the recommendations of proxy advisors as being in conformity with good governance practices.

The following is a summary of the principal features of the 2006 Plan, as currently in effect.

General Description of the 2006 Plan

The following is a summary of the principal features of the 2006 Plan.

The 2006 Plan was initially adopted by the Board of Directors on September 26, 2006, as the successor plan to the Globecomm Systems Inc. 1997 Stock Incentive Plan, and was approved by the shareholders at the annual meeting on November 16, 2006. 2,350,000 shares of Common Stock have been authorized for issuance under 2006 Plan. This share reserve is comprised of the 850,000 shares of Common Stock authorized for issuance upon the approval of the 2006 Plan and 1,500,000 shares approved at the Company’s annual meeting of Stockholders on November 19, 2009. The present increase, if approved, will increase the number of shares authorized under the 2006 Plan to 3,850,000. There were approximately 31,000 shares available for issuance as of September 21, 2012, so that with the additional shares, there will be 1,531,000 shares available for issuance under the 2006 Plan.

The 2006 Plan is divided into four separate components: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program, (iii) the Restricted Stock Unit Program and (iv) subject to shareholder approval at the Annual Meeting of this Proposal 2, the Automatic Stock Issuance Program. All employees, non-employee directors, consultants and other independent advisors of the Company will be eligible to participate in one or more of these programs. As of September 21, 2012, five executive officers, six non-employee directors and approximately 472 other employees were eligible to participate in the 2006 Plan. Other than with respect to the Automatic Stock Issuance Program, the granting of awards under the 2006 Plan is discretionary and it is not possible to determine how many individuals will actually receive awards under the 2006 Plan. Therefore, with the exception of awards with respect to the Automatic Stock Issuance Program and the restricted stock awards approved for the Named Executive Officers, future awards under the 2006 Plan cannot be determined.

The following table lists the restricted shares that will be granted automatically as of the date of the annual meting of the Company’s stockholders to all non-employee directors under the Automatic Stock Issuance Program and the shares granted to Named Executive Officers pursuant to the Stock Issuance Program. These grants are subject to stockholders’ approval of the increase in shares to the 2006 Plan.

Future Grant of Stock Awards

Globecomm Systems Inc. 2006 Stock Incentive Plan

Name and Position	Dollar Value(1)	Number of Restricted Shares
Non-Employee Director Group(2)	$11.25	18,000
Named Executive Officer Group(3)	$11.25	128,000

(1)	For purposes of this table, the closing selling price of a share of the Company’s Common Stock on September 21, 2012.

(2)

Under the 2006 Plan’s Automatic Stock Issuance Program, each of our non-employee directors is granted 3,000 restricted shares of Common Stock of the Company on the date of each annual stockholder’s meeting at which such director is re-elected to the Board.

(3)	Approved by the Compensation Committee as part of long-term incentive compensation.

Administration. The Discretionary Option Grant Program, Stock Issuance Program and Restricted Stock Unit Program generally are administered by a committee of the Board appointed for that purpose. With respect to officers who are subject to Section 16 of the Securities Exchange Act of 1934, these programs will generally be administered by the Compensation Committee. The Board may at any time reassume any powers delegated to any committee and either administer the 2006 Plan on its own or delegate that authority to a different committee of the Board. The Automatic Stock Issuance Program generally operates automatically without any discretionary determination. However, to the extent that any determinations must be made, the Automatic Stock Issuance Program is administered by the Board. The term “Plan Administrator” is used to refer to whichever committee of the Board, or the entire Board, that is administering the 2006 Plan.

The Plan Administrator has complete discretion to determine which eligible individuals are to receive awards under the 2006 Plan, the time or times when such awards are to be made, the number of shares subject to each such award, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the award and the maximum term for which any granted award is to remain outstanding. The Plan Administrator shall have the authority to make any determinations and interpretations with respect to the 2006 Plan as it may deem necessary or advisable. All Plan Administrator decisions shall be final and binding.

Discretionary Option Grant Program

Under the Discretionary Option Grant Program, the Plan Administrator may grant incentive stock options and stock options that do not qualify as incentive stock options (“non-qualified stock options”). Incentive stock options provide recipients with certain favorable tax treatment.

The Plan Administrator determines the terms of any stock option under the Discretionary Option Grant Program, including the exercise price, vesting schedule, the term that the stock option remains outstanding and the effect on the stock option of the recipient’s termination of employment or other service with the Company before the stock option is exercised. The exercise price for a stock option or the base price for a stock appreciation right cannot be less than the fair market value of a share of Common Stock on the date of grant. The fair market value per share on any relevant date is the closing selling price per share on that date on the NASDAQ Global Market.

The Plan Administrator may grant a stock appreciation right in connection with a stock option. A stock appreciation right provides the recipient with the election to surrender his or her outstanding option for a payment from the Company, to be made in cash or shares of Common Stock, equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered stock option over (ii) the aggregate exercise price payable for such shares.

The Plan Administrator may grant stock options that can be exercised immediately for unvested shares of Common Stock. If the recipient terminates employment or other service with the Company before the shares vest, he or she may be obligated to resell those shares to the Company at the exercise price paid for the shares.

Stock Issuance Program

Under the Stock Issuance Program, the Plan Administrator may grant eligible individuals vested or unvested shares of Common Stock. The Plan Administrator may establish a purchase price for the shares.

Unvested shares granted under the Stock Issuance Program cannot be transferred and will be forfeited if the individual terminates employment or other service with the Company. If the individual paid for the shares, the Company will repay that purchase price with respect to the forfeited shares.

A recipient of shares under the Stock Issuance Program will have all the rights of a stockholder of the Company, including the right to receive dividends and vote the shares. However, any dividends or other distributions granted with respect to unvested shares will be subject to the same vesting requirements as the underlying shares and in the Company’s discretion, may be held in escrow until they vest.

Restricted Stock Unit Program

A restricted stock unit is the right to receive a share of Common Stock on the date that the unit vests. The Plan Administrator determines the vesting schedule for restricted stock units. If the recipient terminates employment before the unit vests, the restricted stock unit is forfeited.

Automatic Stock Issuance Program

The 2006 Plan provides for automatic grants to the Company’s non-employee directors upon the individual’s initial appointment to the Board and then upon each successive re-election to the Board. The 2006 Plan, as originally adopted, provided for automatic grants of stock options with respect to 15,000 shares of Common Stock on initial appointment and options with respect to 5,000 shares of Common Stock upon each reelection. The September 20, 2012 amendment to the 2006 Plan replaces the automatic stock option grants with automatic grants of restricted shares of the Company’s Common Stock. Each non-employee director will be granted 9,000 restricted shares when the individual initially is appointed to the Board and 3,000 restricted shares when the individual is reelected to the Board. The restricted share grants to non-employee directors generally have the same terms as grants under the Stock Issuance Program. The grants will vest over three years, with one-third of the grant vesting on each of the next three annual stockholder meetings following the grant date.

Other Provisions

Change in Control. In the event of certain corporate transactions that result in a change in control of the Company, all awards under the 2006 Plan generally will become fully vested and exercisable.

Non-transferability. Awards under the 2006 Plan may not be transferred, sold or assigned other than by will or the laws of descent and distribution.

Restriction on Repricing. The Plan Administrator may not directly or indirectly lower the exercise price of an option or stock appreciation right. Thus, the Administrator cannot (i) cancel an option or stock appreciation right in exchange for a new option or stock appreciation right with a lower exercise price, (ii) cancel an option or stock appreciation right in exchange for a different type of award under the 2006 Plan that has a value that is greater than the excess of the fair market value of the applicable shares on the date of such payment over the exercise price or (iii) authorize the payment of cash in lieu of the exercise of an option or stock appreciation right in an amount that is greater than the excess of the fair market value of the applicable shares on the date of such payment over the exercise price.

Federal Income Tax Consequences

Incentive Stock Options. No taxable income is recognized by the recipient at the time of the option grant, and no taxable income is generally recognized at the time the option is vested. The recipient will, however, generally recognize taxable income or loss in the year in which the purchased shares are sold or otherwise disposed of. For federal tax purposes, dispositions are either “qualifying” or “disqualifying.” A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

Upon a qualifying disposition, the optionee will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of the fair market value of the shares on the exercise date over the exercise price paid for the shares will be taxable as ordinary income and the Company will be entitled to take a deduction for such amount. Any additional gain or loss recognized upon disposition will be taxable as capital gain or loss to the optionee.

Non-qualified Options. No taxable income is recognized by an optionee upon the grant of a non-qualified option. The optionee will in general recognize ordinary income, and the Company will be entitled to take a corresponding deduction, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and both the optionee and the Company will be required to satisfy the tax withholding requirements applicable to such income.

Stock Issuance. The direct grant of unvested stock will not result in taxable income at the time of grant and the Company will not be entitled to a corresponding deduction, assuming that the restrictions constitute a “substantial risk of forfeiture” for federal income tax purposes. Upon the vesting of shares, the recipient will realize ordinary income in an amount equal to the then fair market value of those shares, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the recipient upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the recipient during the restriction period, will also be compensation income to the recipient, and the Company will be entitled to a corresponding deduction. A recipient may elect pursuant to Section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of an unvested stock award and to have the applicable capital gain holding period commence as of that date, and the Company will be entitled to a corresponding deduction. If the stock is vested at the date of grant, the recipient will realize ordinary income in an amount equal to the fair market value of those shares on the date of grant, and the Company will be entitled to a corresponding deduction.

Restricted Stock Units. The grant of a restricted stock unit will not result in taxable income at the time of grant, and the Company will not be entitled to a corresponding deduction. Upon the vesting of the restricted stock unit, the recipient will realize ordinary income in an amount equal to the then fair market value of the shares received, and the Company will be entitled to a corresponding deduction. Gains or losses realized by the recipient upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting, upon settlement.

Tax Withholding. Whenever an employee recognizes income in connection with an award under the 2006 Plan, the Company may be obligated to remit amounts to the federal, state or local government for tax withholding. The 2006 Plan provides that a recipient may be required by the Company to remit to the Company amounts to satisfy these tax withholding requirements. At the discretion of the Company, a recipient may be permitted to meet these requirements by remitting shares of Common Stock or directing the Company to withhold shares of Common Stock from the number of shares payable with respect to an award under the 2006 Plan.

Deductibility of Executive Compensation. Section 162(m) of the Code disallows a federal income tax deduction for certain compensation in excess of $1 million per year paid to each of the Company’s chief executive officer and its four other most highly compensated executive officers. Compensation that qualifies as “performance-based compensation” is not subject to the $1 million limit. The Company anticipates that any compensation deemed paid by it in connection with disqualifying dispositions of incentive stock option shares or exercises of non-qualified stock options will qualify as performance-based compensation. Accordingly, the Company expects that all compensation deemed paid with respect to those options will remain deductible without limitation under Code Section 162(m).

Stockholder Approval

The affirmative vote of a majority of the votes cast in person or by proxy at the Annual Meeting is required to approve the amendments to increase in the number of shares that may be issued under the 2006 Plan and to approve certain revisions thereto.

Recommendation of the Board of Directors

The Board of Directors recommends that the stockholders vote “FOR” the proposal to approve the amendments to increase the number of shares that may be issued under the 2006 Plan and to make certain other revisions thereto.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Upon the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP as the independent registered public accounting firm of the Company to serve for the fiscal year ending June 30, 2013 subject to the ratification of such appointment by the stockholders at the Annual Meeting. Ernst & Young LLP has served as the Company’s independent registered public accounting firm since November 27, 1996. A representative of Ernst & Young LLP will attend the Annual Meeting with the opportunity to make a statement if he or she so desires and will also be available to answer questions anyone may have.

The affirmative vote of a majority of the Company’s outstanding Common Stock represented and voting at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company to serve for the fiscal year ending June 30, 2013.

The Board of Directors recommends a vote “FOR” this proposal.

Fees Paid to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to the Company for audit, audit-related and non-audit services provided by Ernst & Young LLP to the Company for the fiscal years ended June 30, 2012 and June 30, 2011:

Fee Category	Fiscal 2012	Fiscal 2011
Audit Fees	$564,000	$663,000
Audit-Related Fees	—	55,000
Tax Fees	263,000	423,000
All Other Fees	—	—

Total Fees	$827,000	$1,141,000

Audit Fees: Consists of the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the effectiveness of internal controls over financial reporting and review of the interim financial statements included in the Company’s quarterly reports on Form 10-Q and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. Includes the audit of an employee benefit plan. During fiscal 2011 Ernst & Young LLP also performed audit services for ComSource.

Audit-Related Fees: Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “Audit Fees” and due diligence and accounting consultations associated with acquisitions during fiscal 2011.

Tax Fees: Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning. During fiscal 2012 and 2011 the Company received assistance regarding its international tax planning and research and development tax credits.

All Other Fees: Consists of the aggregate fees billed for products and services other than the services reported above. There were no such fees in the years presented.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Ernst & Young LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for audit services a year in advance, and any pre-approval for permissible non-audit services is detailed as to the particular service or category of services. Ernst & Young LLP and the Company’s management are required to periodically report to the Audit Committee the fees for the services performed by Ernst & Young LLP and the extent of services provided by Ernst & Young LLP in accordance with this pre-approval.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012, and the independent registered public accounting firm’s opinions on our consolidated financial statements and on the effectiveness of internal controls over financial reporting.

The Audit Committee has reviewed and discussed with the Company’s management the audited consolidated financial statements of the Company for the fiscal year ended June 30, 2012. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, matters required to be discussed by Statement on Auditing Standards No. 114, “The Auditor’s Communication With Those Charged With Governance,” as amended, which includes, among other things, matters related to the conduct of the audit of the Company’s consolidated financial statements.

The Audit Committee discussed with Ernst & Young LLP its opinion regarding the effectiveness of the Company’s internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Ernst & Young LLP its independence from the Company.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 for filing with the SEC.

The Audit Committee

Harry L. Hutcherson, Jr. (Chairperson)

Richard E. Caruso

Brian T. Maloney

C. J. Waylan

PROPOSAL 4

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the rules adopted by the SEC thereunder, at the Annual Meeting, we are providing stockholders with a non-binding, advisory vote on our compensation program for our Named Executive Officers. This vote is colloquially referred to as “say on pay.”

Accordingly, at the Annual Meeting, stockholders will have the opportunity to vote on the following resolution:

“RESOLVED, that the stockholders of Globecomm Systems Inc. (the “Company”), in a non-binding, advisory vote, hereby approve the compensation paid to the Company’s named executive officers as disclosed pursuant to Item 402 of Regulation S-K in the Company’s 2012 proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.”

This vote is non-binding. Our Compensation Committee, however, expects to take into account the outcome of the vote when considering future executive compensation decisions to the extent its members can determine the cause or causes leading to the results of this vote.

As described in detail under “Compensation Discussion and Analysis,” our executive compensation program is designed to motivate and retain our Named Executive Officers. Our Compensation Committee engages in rigorous benchmarking and analysis of our Named Executive Officers target compensation levels to ensure that our executive compensation program is competitive with the companies with which we believe we compete for executive talent. At the same time, our Compensation Committee has designed our executive compensation program to ensure that Named Executive Officers actual compensation levels are reflective of the results we achieve for our stockholders on both an annual and longer-term basis.

Stockholders are encouraged to carefully read the information set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.”

Our Board of Directors recommends that you vote “FOR” the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation.” If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.” If you are a beneficial owner of shares held in street name and return a signed and dated voting instruction card without marking any voting selections for this proposal, your shares will be voted “FOR” the compensation of our Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables.” If you do not return your proxy card or your voting instruction card, your shares will not be voted with respect to this proposal.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

Stockholders of the Company may submit proposals on matters appropriate for stockholder action at meetings of the Company’s stockholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its next annual meeting, all applicable requirements of Rule 14a-8 must be satisfied, and such proposals must be received by the Company no later than June 7, 2013. Such proposals should be delivered to the Company in writing to the following address: Globecomm Systems Inc., Attn: Corporate Secretary, 45 Oser Avenue, Hauppauge, New York 11788.

For any proposal that is not submitted for inclusion in next year’s proxy statement, but is instead sought to be presented directly at the next annual meeting, the Company must receive by June 7, 2013 a notice in writing of the intention to present the proposal. Address all notices of intention to present proposals at the next annual meeting to: Globecomm Systems Inc., Attn: Corporate Secretary, 45 Oser Avenue, Hauppauge, New York 11788.

OTHER MATTERS

The Board of Directors knows of no matters that are to be presented for action at the Annual Meeting other than those set forth above. If any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the shares represented by proxies in accordance with their best judgment on such matters.

Proxies will be solicited by mail and may also be solicited in person or by telephone by some regular employees of the Company. The Company may also consider the engagement of a proxy solicitation firm. Costs of the solicitation will be borne by the Company.

By Order of the Board of Directors

Julia Hanft
Secretary

Hauppauge, New York

October 5, 2012

Appendix A

GLOBECOMM SYSTEMS INC.

AMENDED AND RESTATED

2006 STOCK INCENTIVE PLAN

ARTICLE ONE

GENERAL PROVISIONS

I.	Purpose of the Plan

This Amended and Restated 2006 Stock Incentive Plan (the “Plan”), effective as of ~~August 9, 2011,~~September 20, 2012, is intended to promote the interests of Globecomm Systems Inc., a Delaware corporation, by providing eligible persons with the opportunity to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Corporation as an incentive for them to remain in the service of the Corporation.

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix.

II	Structure of the Plan

A. The Plan shall be divided into four separate equity programs:

(i) the Discretionary Option Grant Program under which eligible persons may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock,

(ii) the Stock Issuance Program under which eligible persons may, at the discretion of the Plan Administrator, be issued shares of Common Stock directly, which shares generally will not be transferable and will be subject to forfeiture until they vest,

(iii) the Restricted Stock Unit Program under which eligible persons may, at the discretion of the Plan Administrator, be issued restricted stock units, which entitle the Participant to receive shares of Common Stock when the restricted stock units vest, and

(iv) the Automatic ~~Option Grant~~Stock Issuance Program under which eligible non-employee Board members shall automatically ~~receive option grants~~be granted shares of common stock at periodic intervals ~~to purchase shares of Common Stock~~.

B. The provisions of Articles One and Six shall apply to all equity programs under the Plan and shall govern the interests of all persons under the Plan.

III	Administration of the Plan

A. The Primary Committee shall administer the Discretionary Option Grant, Stock Issuance and Restricted Stock Unit Programs with respect to Section 16 Insiders.

B. Administration of the Discretionary Option Grant, Stock Issuance and Restricted Stock Unit Programs with respect to all other persons eligible to participate in those programs may, at the Board’s discretion, be vested in the Primary Committee or a Secondary Committee, or the Board may retain the power to administer those programs with respect to all such persons. The members of the Secondary Committee may be Board members who are Employees eligible to receive discretionary option grants or direct stock issuances under the Plan or any other stock option, stock appreciation, stock bonus or other stock plan of the Corporation (or any Parent or Subsidiary).

C. Members of the Primary Committee or any Secondary Committee shall serve for such period of time as the Board may determine and may be removed by the Board at any time. The Board may also at any time terminate the functions of the Primary Committee or any Secondary Committee and reassume all powers and authority previously delegated to such committee or delegate such power and authority to another committee of the Board.

D. Each Plan Administrator shall, within the scope of its administrative functions under the Plan, have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for proper administration of the Discretionary Option Grant ~~and~~, Stock Issuance and Restricted Stock Unit Programs and to make such determinations under, and issue such interpretations of, the provisions of such programs and any outstanding options or stock issuances thereunder as it may deem necessary or advisable. Decisions of the Plan Administrator within the scope of its administrative functions under the Plan shall be final and binding on all parties who have an interest in the Discretionary Option Grant ~~and~~, Stock Issuance and Restricted Stock Unit Programs under its jurisdiction or any option or stock issuance thereunder.

E. Service on the Primary Committee or the Secondary Committee shall constitute service as a Board member, and members of each such committee shall accordingly be entitled to full indemnification and reimbursement as Board members for their service on such committee. No member of the Primary Committee or the Secondary Committee shall be liable for any act or omission made in good faith with respect to the Plan or any option grants or stock issuances under the Plan.

F. Administration of the Automatic ~~Option Grant~~Stock Issuance Program shall be self-executing in accordance with the terms of that program. While generally no Plan Administrator shall exercise any discretionary functions with respect to any ~~option grants or~~ stock issuances made under such program, to the extent any determinations or interpretations are necessary, they shall be made by the Board, whose decisions shall be final and binding on all parties.

IV	Eligibility

A. The persons eligible to participate in the Discretionary Option Grant, Stock Issuance and Restricted Stock Unit Programs are as follows:

(i) Employees,

(ii) non-employee members of the Board or the board of directors of any Parent or Subsidiary, and

(iii) consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).

B. Each Plan Administrator shall, within the scope of its administrative jurisdiction under the Plan, have full authority to determine, (i) with respect to the option grants under the Discretionary Option Grant Program, which eligible persons are to receive option grants, the time or times when such option grants are to be made, the number of shares to be covered by each such grant, the status of the granted option as either an Incentive Option or a Non-Statutory Option, the time or times when each option is to become exercisable, the vesting schedule (if any) applicable to the option shares and the maximum term for which the option is to remain outstanding, (ii) with respect to stock issuances under the Stock Issuance Program, which eligible persons are to receive stock issuances, the time or times when such issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration for such shares and (iii) with respect to issuances under the Restricted Stock Unit Program, which eligible persons are to receive restricted stock units, the time or times when such issuances are to be made, the number of restricted stock units to be issued to each Participant and the vesting schedule applicable to the restricted stock units.

C. The Plan Administrator shall have the absolute discretion either to grant options in accordance with the Discretionary Option Grant Program, to effect stock issuances in accordance with the Stock Issuance Program or to grant restricted stock units under the Restricted Stock Unit Program.

D. The individuals who shall ~~be eligible to~~ participate in the Automatic ~~Option Grant~~ Stock Issuance Program shall be limited to non-employee Board members, whether those individuals are appointed by the Board or elected by the Corporation’s stockholders. A non-employee Board member who has previously been in the employ of the Corporation (or any Parent or Subsidiary) or who serves as a member of the Board pursuant to contractual rights granted to certain groups of stockholders in connection with their purchase of stock in the Corporation shall not ~~be eligible to~~ receive ~~an option grant~~ a share grant under the Automatic ~~Option Grant~~ Stock Issuance Program.

V	Stock Subject to the Plan

A. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Corporation on the open market. The maximum number of shares of Common Stock reserved for issuance over the term of the Plan shall not exceed ~~2,350,000~~3,850,000 shares.

B. No one person participating in the Plan may receive options, separately exercisable stock appreciation rights ~~and~~, direct stock issuances and restricted stock units for more than 150,000 shares of Common Stock in the aggregate per calendar year.

C. Shares of Common Stock subject to outstanding options ~~shall be available for subsequent issuance under the Plan~~ to the extent those options expire or terminate for any reason prior to exercise in full and shares of Common Stock subject to restricted stock units that expire or terminate before they vest shall be available for subsequent issuance under the Plan. Unvested shares issued under the Plan and subsequently cancelled or repurchased by the Corporation, at the original issue price paid per share, pursuant to the Corporation’s repurchase rights under the Plan shall be added back to the number of shares of Common Stock reserved for issuance under the Plan and shall accordingly be available for reissuance through one or more subsequent option grants ~~or~~, direct stock issuances or restricted stock grants under the Plan. However, should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Corporation in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan shall be reduced by the gross number of shares for which the option is exercised or which vest under the stock issuance, and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance.

D. If any change is made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under this Plan per calendar year, (iii) the number and/or class of securities for which grants are subsequently to be made under the Automatic ~~Option Grant~~ Stock Issuance Program to new and continuing non-employee Board members, (iv) the number and/or class of securities to be received upon vesting of restricted stock units and (v) the number and/or class of securities and the exercise price per share in effect under each outstanding option under the Plan. Such adjustments to the outstanding options are to be effected in a manner which shall preclude the enlargement or dilution of rights and benefits under such options. The adjustments determined by the Plan Administrator shall be final, binding and conclusive.

ARTICLE TWO

DISCRETIONARY OPTION GRANT PROGRAM

I	Option Terms

Each option shall be evidenced by one or more documents in the form approved by the Plan Administrator; provided, however, that each such document shall comply with the terms specified below. Each document evidencing an Incentive Option shall, in addition, be subject to the provisions of the Plan applicable to such options.

A. Exercise Price.

1. The exercise price per share shall be fixed by the Plan Administrator but shall not be less than the Fair Market Value per share of Common Stock on the option grant date.

2. The exercise price shall become immediately due upon exercise of the option and shall, subject to the provisions of Section I of Article Six and the documents evidencing the option, be payable in one or more of the forms specified below:

(i) cash or check made payable to the Corporation,

(ii) shares of Common Stock held for the requisite period necessary to avoid a charge to the Corporation’s earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date, or

(iii) to the extent the option is exercised for vested shares, through a special sale and remittance procedure pursuant to which the Optionee shall concurrently provide irrevocable written instructions to (a) a Corporation-designated brokerage firm to effect the immediate sale of the purchased shares and remit to the Corporation, out of the sale proceeds available on the settlement date, sufficient funds to cover the aggregate exercise price payable for the purchased shares plus all applicable Federal, state and local income and employment taxes required to be withheld by the Corporation by reason of such exercise and (b) the Corporation to deliver the certificates for the purchased shares directly to such brokerage firm in order to complete the sale.

Except to the extent such sale and remittance procedure is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.

B. Exercise and Term of Options. Each option shall be exercisable at such time or times, during such period and for such number of shares as shall be determined by the Plan Administrator and set forth in the documents evidencing the option. However, no option shall have a term in excess of ten (10) years measured from the option grant date.

C. Effect of Termination of Service.

1. The following provisions shall govern the exercise of any options held by the Optionee at the time of cessation of Service or death:

(i) Any option outstanding at the time of the Optionee’s cessation of Service for any reason shall remain exercisable for such period of time thereafter as shall be determined by the Plan Administrator and set forth in the documents evidencing the option, but no such option shall be exercisable after the expiration of the option term.

(ii) Any option exercisable in whole or in part by the Optionee at the time of death may be subsequently exercised by the personal representative of the Optionee’s estate or by the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution.

(iii) Should the Optionee’s Service be terminated for Misconduct, then all outstanding options held by the Optionee shall terminate immediately and cease to be outstanding.

(iv) During the applicable post-Service exercise period, the option may not be exercised in the aggregate for more than the number of vested shares for which the option is exercisable on the date of the Optionee’s cessation of Service. Upon the expiration of the applicable exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Service, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.

2. The Plan Administrator shall have complete discretion, exercisable either at the time an option is granted or at any time while the option remains outstanding, to:

(i) extend the period of time for which the option is to remain exercisable following the Optionee’s cessation of Service from the limited exercise period otherwise in effect for that option to such greater period of time as the Plan Administrator shall deem appropriate, but in no event beyond the expiration of the option term, and/or

(ii) permit the option to be exercised, during the applicable post-Service exercise period, not only with respect to the number of vested shares of Common Stock for which such option is exercisable at the time of the Optionee’s cessation of Service but also with respect to one or more additional installments in which the Optionee would have vested had the Optionee continued in Service.

D. Stockholder Rights. The holder of an option shall have no stockholder rights with respect to the shares subject to the option until such person shall have exercised the option, paid the exercise price and become a holder of record of the purchased shares.

E. Repurchase Rights. The Plan Administrator shall have the discretion to grant options which are exercisable for unvested shares of Common Stock. Should the Optionee cease Service while holding such unvested shares, the Corporation shall have the right to repurchase, at the exercise price paid per share, any or all of those unvested shares. The terms upon which such repurchase right shall be exercisable (including the period and procedure for exercise and the appropriate vesting schedule for the purchased shares) shall be established by the Plan Administrator and set forth in the document evidencing such repurchase right.

F. Limited Transferability of Options. During the lifetime of the Optionee, Incentive Options shall be exercisable only by the Optionee and shall not be assignable or transferable other than by will or by the laws of descent and distribution following the Optionee’s death. However, a Non-Statutory Option may, in connection with the Optionee’s estate plan, be assigned in whole or in part during the Optionee’s lifetime to one or more members of the Optionee’s immediate family or to a trust established exclusively for one or more such family members. The assigned portion may only be exercised by the person or persons who acquire a proprietary interest in the option pursuant to the assignment. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

II	Incentive Options

The terms specified below shall be applicable to all Incentive Options. Except as modified by the provisions of this Section II, all the provisions of Articles One, Two and Six shall be applicable to Incentive Options. Options which are specifically designated as Non-Statutory Options when issued under the Plan shall not be subject to the terms of this Section II.

A. Eligibility. Incentive Options may only be granted to Employees.

B. Exercise Price. The exercise price per share shall not be less than one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.

C. Dollar Limitation. The aggregate Fair Market Value of the shares of Common Stock (determined as of the respective date or dates of grant) for which one or more options granted to any Employee under the Plan (or any other option plan of the Corporation or any Parent or Subsidiary) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two (2) or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability of such options as Incentive Options shall be applied on the basis of the order in which such options are granted. The provisions of this Section C shall apply to options previously issued under the Corporation’s Incentive Stock Option Plan, and shall be in substitution for the limitation set forth in Section 2.05 of such Plan.

D. 10% Stockholder. If any Employee to whom an Incentive Option is granted is a 10% Stockholder, then the exercise price per share shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the option grant date, and the option term shall not exceed five (5) years measured from the option grant date.

III	Stock Appreciation Rights

A. The Plan Administrator shall have full power and authority to grant to selected Optionees tandem stock appreciation rights and/or limited stock appreciation rights.

B. The following terms shall govern the grant and exercise of tandem stock appreciation rights:

(i) One or more Optionees may be granted the right, exercisable upon such terms as the Plan Administrator may establish, to elect between the exercise of the underlying option for shares of Common Stock and the surrender of that option in exchange for a distribution from the Corporation in an amount equal to the excess of (a) the Fair Market Value (on the option surrender date) of the number of shares in which the Optionee is at the time vested under the surrendered option (or surrendered portion thereof) over (b) the aggregate exercise price payable for such shares.

(ii) No such option surrender shall be effective unless it is approved by the Plan Administrator, either at the time of the actual option surrender or at any earlier time. If the surrender is so approved, then the distribution to which the Optionee shall be entitled may be made in shares of Common Stock valued at Fair Market Value on the option surrender date, in cash, or partly in shares and partly in cash, as the Plan Administrator shall in its sole discretion deem appropriate.

(iii) If the surrender of an option is not approved by the Plan Administrator, then the Optionee shall retain whatever rights the Optionee had under the surrendered option (or surrendered portion thereof) on the option surrender date and may exercise such rights at any time prior to the later of (a) five (5)

business days after the receipt of the rejection notice or (b) the last day on which the option is otherwise exercisable in accordance with the terms of the documents evidencing such option, but in no event may such rights be exercised more than ten (10) years after the option grant date.

C. The following terms shall govern the grant and exercise of limited stock appreciation rights:

(i) One or more Section 16 Insiders may be granted limited stock appreciation rights with respect to their outstanding options.

(ii) Neither the approval of the Plan Administrator nor the consent of the Board shall be required in connection with such option surrender and cash distribution.

(ii) The balance of the option (if any) shall remain outstanding and exercisable in accordance with the documents evidencing such option.

ARTICLE THREE

STOCK ISSUANCE PROGRAM

I	Stock Issuance Terms

Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. Each such stock issuance shall be evidenced by a Stock Issuance Agreement which complies with the terms specified below.

A. Purchase Price.

The Plan Administrator may require the Participant to pay a Purchase Price with respect to stock issued under the Stock Insurance Program.

B. Vesting Provisions.

1. The Plan Administrator shall determine when the Shares of Common Stock issued under the Stock Issuance Program shall vest, or whether they shall be fully and immediately vested upon issuance. Vesting may be based on continued employment or upon attainment of specified performance objectives or both.

2. Any new, substituted or additional securities or other property (including money paid ~~other than~~ as a cash dividend, whether a regular ~~cash~~or extraordinary dividend) which the Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting requirements applicable to the Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

3. Unvested shares issued under the Stock Issuance Program may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan or the Stock Issuance Agreement.

4. The Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and, subject to clause 2 above, to receive any ~~regular cash~~ dividends paid on such shares.

5. Should the Participant cease to remain in Service while holding one or more unvested shares of Common Stock issued under the Stock Issuance Program or should the performance objectives not be attained with respect to one or more such unvested shares of Common Stock, then those shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or cash equivalent (including the Participant’s purchase-money indebtedness), the Corporation shall repay to the Participant the cash consideration paid for the surrendered shares and shall cancel the unpaid principal balance of any outstanding purchase-money note of the Participant attributable to the surrendered shares.

6. The Plan Administrator may in its discretion waive the surrender and cancellation of one or more unvested shares of Common Stock which would otherwise occur upon the cessation of the Participant’s Service or the non-attainment of the performance objectives applicable to those shares. Such waiver shall result in the immediate vesting of the Participant’s interest in the shares as to which the waiver applies. Such waiver may be effected at any time, whether before or after the Participant’s cessation of Service or the attainment or non-attainment of the applicable performance objectives.

II	Share Escrow/Legends

Unvested shares may, in the Plan Administrator’s discretion, be held in escrow by the Corporation until the Participant’s interest in such shares vests or may be issued directly to the Participant with restrictive legends on the certificates evidencing those unvested shares.

ARTICLE FOUR

RESTRICTED STOCK UNIT PROGRAM

Restricted stock units shall be evidenced by one or more documents in a form approved by the Plan Administrator, in accordance with the Plan. A restricted stock unit shall entitle the Participant to receive a share of Common Stock on the date the restricted stock unit vests.

A. Vesting Provisions.

1. The Plan Administrator shall determine when the restricted stock units shall vest. Vesting may be based on continued employment or upon attainment of specified performance objectives or both.

2. Restricted stock units may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan or the document evidencing the grant.

3. Should the Participant cease to remain in Service while holding one or more restricted stock units, then those restricted stock units shall be forfeited, unless the Plan Administrator provides otherwise.

ARTICLE FIVE

AUTOMATIC ~~OPTION GRANT~~STOCK ISSUANCE PROGRAM

~~I Option Terms~~

A. ~~Option~~ Share Grants. Each non-employee Board member shall automatically be granted, (i) ~~a Non-Statutory Option to purchase 15,000~~9,000 shares of Common Stock on the date of initial election or appointment to the Board, provided that individual has not previously been in the employ of the Corporation or any Parent or Subsidiary and (ii) ~~a Non-Statutory Option to purchase an additional 5,000~~3,000 shares of Common Stock on the date of each succeeding annual meeting of stockholders at which such director stands for re-election.

~~B. Exercise Price.~~

~~1. The exercise price per share shall be equal to one hundred percent (100%) of the Fair Market Value per share of Common Stock on the option grant date.~~

~~2. The exercise price shall be payable in one or more of the alternative forms authorized under the Discretionary Option Grant Program. Except to the extent the sale and remittance procedure specified thereunder is utilized, payment of the exercise price for the purchased shares must be made on the Exercise Date.~~

~~C. Option Term. Each option shall have a term of ten (10) years measured from the option grant date.~~

~~D. Exercise and Vesting of Options. Each option shall be exercisable for those option shares which have vested. During the period of service as a member of the Board, (i) each 15,000-share grant shall vest to the extent of one third of the number of shares granted thereby (5,000 shares), on the date of grant, and cumulatively to the extent of an additional one-third, on each of the next two succeeding anniversaries of the date of grant, so that on the second anniversary of the date of grant (provided service as a Board member has continued throughout the period), the options granted to any eligible Director shall be fully vested and (ii) each annual 5,000-share grant shall fully vest on the date of grant.~~

~~E. Non-transferability. Shares of Common Stock acquired pursuant to the exercise of any annual 5,000-share option grants under the Automatic Option Grant Program may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of until the first anniversary of the date of grant of the applicable option.~~

~~8~~

~~F. Termination of Board Service. The following provisions shall govern the exercise of any options held by the Optionee at the time the Optionee ceases to serve as a Board member:~~

~~(i) The Optionee (or, in the event of Optionee’s death, the personal representative of the Optionee’s estate or the person or persons to whom the option is transferred pursuant to the Optionee’s will or in accordance with the laws of descent and distribution) shall have a twelve (12)-month period following the date of such cessation of Board service in which to exercise each such option.~~

~~(ii) During the twelve (12)-month exercise period, the option may not be exercised in the aggregate for more than the number of vested shares of Common Stock for which the option is exercisable at the time of the Optionee’s cessation of Board service.~~

~~(iii) Should the Optionee cease to serve as a Board member by reason of death or Permanent Disability, then all shares at the time subject to the option shall immediately vest so that such option may, during the twelve (12)-month exercise period following such cessation of Board service, be exercised for all or any portion of those shares as fully-vested shares of Common Stock.~~

~~(iv) In no event shall the option remain exercisable after the expiration of the option term. Upon the expiration of the twelve (12)-month exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be outstanding for any vested shares for which the option has not been exercised. However, the option shall, immediately upon the Optionee’s cessation of Board service for any reason other than death or Permanent Disability, terminate and cease to be outstanding to the extent the option is not otherwise at that time exercisable for vested shares.~~

~~II Remaining Terms~~

~~The remaining terms of each option granted under the Automatic Option Grant Program shall be the same as the terms in effect for option grants made under the Discretionary Option Grant Program.~~

B. Vesting. One third of the shares granted pursuant to clause A above shall vest on each of the next three successive annual meetings of the Company’s stockholders following the date of grant.

C. Additional Securities or Distributions. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) which a Participant may have the right to receive with respect to the Participant’s unvested shares of Common Stock by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration shall be issued subject to (i) the same vesting, non-transferability and forfeiture requirements applicable to the

Participant’s unvested shares of Common Stock and (ii) such escrow arrangements as the Plan Administrator shall deem appropriate.

D. Non-transferability. Unvested shares issued under the Automatic Stock Issuance Program may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as otherwise specifically provided in this Plan.

E. Rights as a Stockholder. A Participant shall have full stockholder rights with respect to any shares of Common Stock issued to the Participant under the Automatic Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any regular cash dividends paid on such shares.

F. Termination of Board Service. Should the Participant cease to serve as a Board member, any unvested shares of Common Stock issued under the Automatic Stock Issuance Program, together with any securities or property subject to clause C above, shall immediately be forfeited to the Corporation, any applicable certificates shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares.

ARTICLE SIX

MISCELLANEOUS

I	Financing

To the extent permitted by law, the Plan Administrator may permit any Optionee or Participant to pay the option exercise price under the Discretionary Option Grant Program or the purchase price of shares issued under the Stock Issuance Program by delivering a full-recourse, interest bearing promissory note payable in one or more installments. The terms of any such promissory note (including the interest rate and the terms of repayment) shall be established by the Plan Administrator in its sole discretion. In no event may the maximum credit available to the Optionee or Participant exceed the sum of (i) the aggregate option exercise price or purchase price payable for the purchased shares plus (ii) any Federal, state and local income and employment tax liability incurred by the Optionee or the Participant in connection with the option exercise or share purchase.

II	Tax Withholding

A. The Corporation’s obligation to deliver shares of Common Stock upon the exercise of options or the vesting of restricted stock units or the issuance or vesting of such shares under the Plan shall be subject to the satisfaction of all applicable Federal, state and local income and employment tax withholding requirements.

B. The Plan Administrator may, in its discretion, provide any or all holders of Non-Statutory Options or unvested shares of Common Stock under the Plan (other than the ~~options granted or the~~ shares issued under the Automatic ~~Option Grant~~ Stock Issuance Program) with the right to use shares of Common Stock in satisfaction of all or part of the Taxes incurred by such holders in connection with the exercise of their options or the vesting of their shares. Such right may be provided to any such holder in either or both of the following formats:

Stock Withholding: The election to have the Corporation withhold, from the shares of Common Stock otherwise issuable upon the exercise of such Non-Statutory Option or the vesting of such shares, a portion of those shares with an aggregate Fair Market Value equal to the percentage of the Taxes (not to exceed one hundred percent (100%)) designated by the holder.

Stock Delivery: The election to deliver to the Corporation, at the time the Non-Statutory Option is exercised or the shares vest, one or more shares of Common Stock previously acquired by such holder (other than in connection with the option exercise or share vesting triggering the Taxes) with an aggregate Fair Market Value equal to the percentage of the Taxes (not to exceed one hundred percent (100%)) designated by the holder.

III	Effective Date and Term of the Plan

A. The Plan shall become effective immediately upon the Plan Effective Date. Options may be granted under the Discretionary Option Grant ~~or Automatic Option Grant~~ Program and restricted stock units may be granted under the Restricted Stock Unit Program at any time on or after the Plan Effective Date. However, no options granted under the Plan may be exercised, and no shares shall be issued under the Plan, until the Plan is approved by the Corporation’s stockholders. If such stockholder approval is not obtained within twelve (12) months after the Plan Effective Date, then all options previously granted under this Plan shall terminate and cease to be outstanding, and no further options shall be granted and no shares shall be issued under the Plan.

B. The Plan shall terminate upon the earliest of (i) the tenth anniversary of the Plan Effective Date, (ii) the date on which all shares available for issuance under the Plan shall have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction. Upon such plan termination, all outstanding option grants, stock appreciation rights and unvested stock issuances shall thereafter continue to have force and effect in accordance with the provisions of the documents evidencing such grants or issuances.

IV	Amendment of the Plan

A. The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects. However, no such amendment or modification shall adversely affect the rights and obligations with respect to stock options or unvested stock issuances at the time outstanding under the Plan unless the Optionee or the Participant consents to such amendment or modification. In addition, certain amendments may require stockholder approval pursuant to (i) applicable laws or regulations in order to preserve the deductibility or other tax treatment of options and shares granted hereunder, (ii) the exemption of recipients of such shares or options from Section 16(b) of the 1934 Act or (iii) the listing requirements of any securities exchange on which the Common Stock is then listed for trading.

B. Options to purchase shares of Common Stock may be granted under the Discretionary Option Grant Program and shares of Common Stock may be issued under the Stock Issuance Program that are in each instance in excess of the number of shares then available for issuance under the Plan, provided any excess shares actually issued under those programs shall be held in escrow until there is obtained stockholder approval of an amendment sufficiently increasing the number of shares of Common Stock available for issuance under the Plan. If such stockholder approval is not obtained within twelve (12) months after the date the first such excess issuances are made, then (i) any unexercised options granted on the basis of such excess shares shall terminate and cease to be outstanding and (ii) the Corporation shall promptly refund to the Optionees and the Participants the exercise or purchase price paid for any excess shares issued under the Plan and held in escrow, together with interest (at the applicable Short Term Federal Rate) for the period the shares were held in escrow, and such shares shall thereupon be automatically cancelled and cease to be outstanding.

V	Use of Proceeds

Any cash proceeds received by the Corporation from the sale of shares of Common Stock under the Plan shall be used for general corporate purposes.

VI	Regulatory Approvals

A. The implementation of the Plan, the granting of any stock option under the Plan and the issuance of any shares of Common Stock (i) upon the exercise of any granted option or (ii) under the Stock Issuance Program shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the stock options granted under it and the shares of Common Stock issued pursuant to it.

B. No shares of Common Stock or other assets shall be issued or delivered under the Plan unless and until there shall have been compliance with all applicable requirements of Federal and state securities laws, including the filing and effectiveness of the Form S-8 registration statement for the shares of Common Stock issuable under the Plan, and all applicable listing requirements of any stock exchange (or the Nasdaq Global Market, if applicable) on which Common Stock is then listed for trading.

VII	No Employment/Service Rights

Nothing in the Plan shall confer upon the Optionee or the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Optionee or the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause.

VIII	Certain Transactions

A. Subject to any required action by the stockholders of the Corporation, in the event that the Corporation shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of shares of Common Stock receive securities of another corporation), each Incentive Option, Non-Statutory Option, stock appreciation right and restricted stock unit outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of shares of Common Stock subject to such Incentive Option, Non-Statutory Option, stock appreciation right or restricted stock unit would have received in such merger or consolidation.

B. In the event of (i) a dissolution or liquidation of the Corporation, (ii) a sale of all or substantially all of the Corporation’s assets, (iii) a merger or consolidation involving the Corporation in which the Corporation is not the surviving corporation or (iv) a merger or consolidation involving the Corporation in which the Corporation is the surviving corporation but the holders of shares of Common Stock receive securities of another corporation and/or other property, including cash, the Plan Administrator shall, in its sole discretion, have the power to:

(i) ~~(i)~~ cancel, effective immediately prior to the occurrence of such event, each Incentive Option, Non-Statutory Option, stock appreciation right and restricted stock unit outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee (A) to whom such Incentive Option, Non-Statutory Option or stock appreciation right was granted an amount in cash, for each share of Common Stock subject to such Incentive Option, Non-Statutory Option or stock appreciation right, respectively, equal to the excess of (x) the value, as determined by the Plan Administrator in its sole discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event over (y) the exercise price of such Incentive Option, Non-Statutory Option or stock appreciation right and (B) to whom such restricted stock unit was granted, for each share of Common Stock subject to such award, the value, as determined by the Plan Administrator in its sole discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event;

(ii) ~~(ii)~~ (a) provide a period of not less than 30 days prior to the occurrence of such event in which holders of Incentive Options, Non-Statutory Options and stock appreciation rights can exercise such awards

(whether or not then otherwise exercisable), which exercise may be conditioned on the occurrence of such event, and cancel such Incentive Options, Non-Statutory Options and stock appreciation rights, effective as of the occurrence of such event, and (b) cancel, effective immediately prior to the occurrence of such event, each restricted stock unit outstanding immediately prior to such event (whether or not then vested), and, in full consideration of such cancellation, pay to the grantee to whom such restricted stock unit was granted, for each share of Common Stock subject to such award, the value, as determined by the Plan Administrator in its sole discretion, of the property (including cash) received by the holder of a share of Common Stock as a result of such event; or

(iii) ~~(iii)~~ provide for the exchange of each Incentive Option, Non-Statutory Option, stock appreciation right and restricted stock unit outstanding immediately prior to such event (whether or not then exercisable) for an option on, stock appreciation right and restricted stock unit with respect to, as appropriate, some or all of the property which a holder of the number of shares of Common Stock subject to such Incentive Option, Non-Statutory Option, stock appreciation right or restricted stock unit would have received and, incident thereto, make an equitable adjustment as determined by the Plan Administrator in its sole discretion in the exercise price of the option or stock appreciation right, or the number of shares or amount of property subject to the option, stock appreciation right or restricted stock unit or, if the Plan Administrator so determines in its sole discretion, provide for a cash payment to the grantee to whom such Incentive Option, Non-Statutory Option, stock appreciation right or restricted stock unit was granted in partial consideration for the exchange of the Incentive Option, Non-Statutory Option, stock appreciation right or restricted stock unit.

C. In the event of any change in the capitalization of the Corporation or a corporate change other than those specifically referred to in this Section VIII, the Plan Administrator may, in its sole discretion, make such adjustments in the number and class of shares or other property subject to Incentive Options, Non-Statutory Options, stock appreciation rights and restricted stock units outstanding on the date on which such change occurs and in the per-share exercise price of each such Incentive Option, Non-Statutory Option and stock appreciation right as the Plan Administrator may consider appropriate to prevent dilution or enlargement of rights. In addition, if and to the extent the Plan Administrator, in its sole discretion, determines it is appropriate, the Plan Administrator may elect to cancel each or any Incentive Option, Non-Statutory Option, stock appreciation right and restricted stock unit outstanding immediately prior to such event (whether or not then exercisable), and, in full consideration of such cancellation, pay to the grantee to whom such award was granted an amount in cash, (A) for each share of Common Stock subject to such Incentive Option, Non-Statutory Option or stock appreciation right, respectively, equal to the excess of (i) the Fair Market Value of Common Stock on the date of such cancellation over (ii) the exercise price of such Incentive Option, Non-Statutory Option or stock appreciation right (B) for each share of Common Stock subject to such restricted stock unit equal to the Fair Market Value of Common Stock on the date of such cancellation.

D. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger or consolidation of the Corporation or any other corporation. Except as expressly provided in the Plan, no issuance by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to an award or the exercise price of any Incentive Option, Non-Statutory Option or stock appreciation right.

IX	No Repricing

Except pursuant to Article VI, Section VIII, the Plan Administrator may not (w) lower the exercise price of an outstanding option or stock appreciation right, (x) cancel an option or stock appreciation right in exchange for a new option or stock appreciation right with a lower exercise price, (y) cancel an option or stock appreciation right in exchange for a different type of award under the Plan that has a value that is greater than the excess of the Fair Market Value of the applicable shares on the date of such payment over the exercise price or (z) authorize the payment of cash in lieu of the exercise of an option or stock appreciation right in an amount that is greater than the excess of the Fair Market Value of the applicable shares on the date of such payment over the exercise price.

APPENDIX

The following definitions shall be in effect under the Plan:

A. “Automatic ~~Option Grant~~ Stock Issuance Program” shall mean the automatic ~~option grant~~ stock issuance program in effect under the Plan.

B. “Board” shall mean the Corporation’s Board of Directors.

C. “Code” shall mean the Internal Revenue Code of 1986, as amended.

D. “Common Stock” shall mean the Corporation’s common stock.

E. “Corporate Transaction” shall mean either a stockholder-approved sale, transfer or other disposition of all or substantially all of the Corporation’s assets in complete liquidation or dissolution of the Corporation.

F. “Corporation” shall mean Globecomm Systems Inc., a Delaware corporation, and its successors.

G. “Discretionary Option Grant Program” shall mean the discretionary option grant program in effect under the Plan.

H. “Eligible Director” shall mean a non-employee Board member eligible to participate in the Automatic ~~Option Grant~~ Stock Issuance Program in accordance with the eligibility provisions of Article One.

I. “Employee” shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

J. “Exercise Date” shall mean the date on which the Corporation shall have received written notice of the option exercise.

K. “Fair Market Value” per share of Common Stock on any relevant date shall be the closing selling price per share of Common Stock on the date in question on the Nasdaq Global Market or the Stock Exchange determined by the Plan Administrator to be the primary market for the Common Stock, as such price is officially quoted in the composite tape of transactions on such exchange. If there is no closing selling price for the Common Stock on the date in question, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

L. “Incentive Option” shall mean an option which satisfies the requirements of Code Section 422.

M. “Misconduct” shall mean the commission of any act of fraud, embezzlement or dishonesty by the Optionee or Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Corporation (or any Parent or Subsidiary), or any other intentional misconduct by such person adversely affecting the business or affairs of the Corporation (or any Parent or Subsidiary) in a material manner. The foregoing definition shall not be deemed to be inclusive of all the acts or omissions which the Corporation (or any Parent or Subsidiary) may consider as grounds for the dismissal or discharge of any Optionee, Participant or other person in the Service of the Corporation (or any Parent or Subsidiary).

N. “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

O. “Non-Statutory Option” shall mean an option not intended to satisfy the requirements of Code Section 422.

P. “Optionee” shall mean any person to whom an option is granted under the Discretionary Option Grant ~~or Automatic Option Grant~~ Program.

Q. “Parent” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

R. “Participant” shall mean any person who is issued shares of Common Stock under the Stock Issuance Program or the Automatic Stock Issuance Program.

S. “Permanent Disability or Permanently Disabled” shall mean the inability of the Optionee or the Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more. However, solely for purposes of the Automatic ~~Option Grant~~ Stock Issuance Program, Permanent Disability or Permanently Disabled shall mean the inability of the non-employee Board member to perform his or her usual duties as a Board member by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of twelve (12) months or more.

T. “Plan” shall mean the Corporation’s 2006 Stock Incentive Plan, as set forth in this document.

U. “Plan Administrator” shall mean the particular entity, whether the Primary Committee, the Board or the Secondary Committee, which is authorized to administer the Discretionary Option Grant, Stock Issuance and Restricted Stock Unit Programs with respect to one or more classes of eligible persons, to the extent such entity is carrying out its administrative functions under those programs with respect to the persons under its jurisdiction.

V. “Plan Effective Date” shall mean September 26, 2006, the date on which the Plan was adopted by the Board~~.~~ , and with respect to September 20, 2012 amendment and restatement of the Plan, including the 1,500,000 shares added by the Plan thereby, the Plan Effective Date shall be September 20, 2012.

W. “Primary Committee” shall mean the committee of two (2) or more non-employee Board members appointed by the Board to administer the Discretionary Option Grant, Stock Issuance and Restricted Stock Unit Programs with respect to Section 16 Insiders.

X. “Restricted Stock Unit Program” shall mean the restricted stock unit program in effect under the Plan.

Y. “Secondary Committee” shall mean a committee of one (1) or more Board members appointed by the Board to administer the Discretionary Option Grant and Stock Issuance Programs with respect to eligible persons other than Section 16 Insiders.

Z. “Section 16 Insider” shall mean an officer or director of the Corporation subject to the short-swing profit liabilities of Section 16 of the 1934 Act.

AA. “Service” shall mean the performance of services for the Corporation (or any Parent or Subsidiary) by a person in the capacity of an Employee, a non-employee member of the board of directors or a consultant or independent advisor, except to the extent otherwise specifically provided in the documents evidencing the option grant or stock issuance.

BB. “Stock Exchange” shall mean either the Nasdaq Global Market, American Stock Exchange or the New York Stock Exchange.

CC. “Stock Issuance Agreement” shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Common Stock under the Stock Issuance Program.

DD. “Stock Issuance Program” shall mean the stock issuance program in effect under the Plan.

EE. “Subsidiary” shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

FF. “Taxes” shall mean the Federal, state and local income and employment tax liabilities incurred by the holder of Non-Statutory Options or unvested shares of Common Stock in connection with the exercise of those options or the vesting of those shares.

GG. “10% Stockholder” shall mean the owner of stock (as determined under Code Section 424(d)) possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation (or any Parent or Subsidiary).

GLOBECOMM SYSTEMS INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - November 15, 2012

(This Proxy is solicited by the Board of Directors of the Company)

The undersigned stockholder of Globecomm Systems Inc. hereby appoints each of David E. Hershberg and Keith A. Hall, with full power of substitution, proxies to vote the shares of common stock which the undersigned could vote if personally present at the Annual Meeting of Stockholders of Globecomm Systems Inc. to be held at the offices of Globecomm Systems Inc., 45 Oser Avenue, Hauppauge, New York 11788, on November 15, 2012, at 10:00 a.m. (eastern standard time), or any adjournment or postponement thereof.

VOTE BY INTERNET-www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE-1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

1.      ELECTION OF DIRECTORS (for terms as described in the Proxy Statement)

Richard E. Caruso, Keith A. Hall, David E. Hershberg, Harry L. Hutcherson, Jr., Brian T. Maloney, Jack A. Shaw, A. Robert Towbin and C. J. Waylan

☐ For All	☐ Withhold All	☐ For All Except

The Board of Directors recommends you vote FOR proposals 2, 3, and 4.

2.      APPROVAL OF AMENDMENTS TO INCREASE THE NUMBER OF SHARES THAT MAY BE ISSUED UNDER THE COMPANY’S 2006 STOCK INCENTIVE PLAN AND TO APPROVE CERTAIN REVISIONS THERETO proposal to increase the number of shares of Common Stock which may be issued under the 2006 Stock Incentive Plan and to make certain other revisions thereto as described in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.      RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM proposal to ratify the appointment of Ernst & Young LLP, as independent registered public accounting firm of the Company as described in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.      To approve, by non-binding vote, executive compensation as described in the Proxy Statement.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Note: Such other business as may properly come before the meeting or any adjournment thereof.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF THE PERSONS NOMINATED BY THE BOARD OF DIRECTORS AS DIRECTORS AND “FOR” PROPOSALS 2, 3 and 4.

Please sign exactly as your name(s) appear(s) on the envelope in which this material was mailed. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature of Stockholder

Date: